EXHIBIT 10.4

NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION

SIRVA HOLDINGS LIMITED

PIERRE FINANCE NEDERLAND RENTING BV

ALLIED ARTHUR PIERRE NV

SIRVA WORLDWIDE, INC

TRANSEURO AMERTRANS INTERNATIONAL
HOLDINGS BV

SMIT MATRIX BV

ZENIC INTERNATIONAL HOLDINGS LIMITED

AMENDED AND RESTATED
AGREEMENT

for the sale and purchase of
SIRVA Inc’s Continental
European Moving Services Operations

20 April 2007

I

31.	NO THIRD PARTY ENFORCEMENT RIGHTS	23

32.	GOVERNING LAW, JURISDICTION & DISPUTES	23

33.	BASIS OF LIABILITY	24

34.	PURCHASERS’ GUARANTEE	24

35.	SELLERS’ GUARANTOR	24

36.	AGENTS FOR SERVICE OF PROCESS	25

37.	AMENDMENT AND RESTATEMENT	26

EXHIBITS REFERRED TO IN THIS AGREEMENT

Description

EXHIBIT 1	THIRD PARTY ASSURANCES
Part A:	Third Party Assurances given by Sellers’ Group
Part B:	Third Party Assurances given by Target Companies
EXHIBIT 2	TARGET COMPANY INFORMATION
Part A:	Details of the Target Companies
Part B:	Details of the subsidiaries of the Target Companies
EXHIBIT 3	REGISTERED OWNED IP
EXHIBIT 4	PROPERTIES
Part A:	Information on Target Company Properties
EXHIBIT 5	FINANCIAL ADJUSTMENTS
Part A:	Amounts for Target Working Capital, Target Country Working Capital, Estimated Cash and Estimated External Debt

II

Part B:	Estimated Inter-Company Payables and Receivables
Part C:	Closing Statement Format
Part D:	Working Capital Breakdown
EXHIBIT 6	EMPLOYEES
Part A:	List of Employees
Part B:	List of Key Managers

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

Description	Clause/Schedule

Announcement	Clause 19.1

Authorised Representative Agreements	Part D, Schedule 8

Data Site: Project Tiger CD Roms	Schedule 13

Licence Agreement	Part D, Schedule 8

Pre-sale Restructuring Memorandum	Paragraph 3, Schedule 7

Notice to suppliers and customers	Clause 17.3

Example Working Capital Breakdown

III

AGREEMENT

dated 20 April 2007

PARTIES:

(1)                                  NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION, a company incorporated in Delaware and whose registered office is Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware, USA and whose principal place of business is 5001 US Highway 30 West, Fort Wayne, Indiana 46818 (NAIHC);

(2)                                  SIRVA HOLDINGS LIMITED, (registered number 03881625) a company incorporated under the laws of England and Wales and whose registered office is at Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP (SIRVA Holdings); and

(3)                                  PIERRE FINANCE NEDERLAND RENTING BV, a company incorporated under the laws of The Netherlands, having its corporate seat in Utrecht, registered with the Chamber of Commerce for Utrecht number 24159325 and whose registered office is Sophialaan 21, 3542 AR Utrecht, the Netherlands (Pierre Finance),

(NAIHC, SIRVA Holdings and Pierre Finance each a Share Seller and together the Share Sellers),

(4)                                  ALLIED ARTHUR PIERRE NV, a public limited liability company (nameloze vennnootschap / société anonyme) having its registered office at 328 Brusselsesteenweg, 3090 Overijse, Belgium and registered with the Register of Legal Entities under number 0414.358.561 (the Business Seller),

(the Share Sellers and the Business Seller each a Seller and together the Sellers);

(5)                                  TRANSEURO AMERTRANS INTERNATIONAL HOLDINGS BV, a company incorporated under the laws of The Netherlands, having its registered office in Thurledewag 39, 3044 EP Rotterdam, The Netherlands, registered with the Trade Register under number 14069778 (the Share Purchaser); and

(6)                                  SMIT MATRIX BV, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, whose official seat is in Rijswijk and office address at Diepenhorstlaan 10-12, 2288 EW Rijswijk, The Netherlands and which is registered with the Trade Register of the Chamber of Commerce for The Hague, the Netherlands under number 27152061 (the Business Purchaser),

(the Share Purchaser and the Business Purchaser each a Purchaser and together the Purchasers);

(7)                                  SIRVA WORLDWIDE, INC., a company incorporated in Delaware and whose registered office is Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware, USA and whose principal place of business is 700 Oakmont Lane, Westmont, Illinois 60559 (the Sellers’ Guarantor) ; and

(8)                                  ZENIC INTERNATIONAL HOLDINGS LIMITED of The Geneva Place, Road Town Tortola, the British Virgin Islands (the Purchasers’ Guarantor),

(the Sellers, Purchasers, Sellers’ Guarantor and Purchasers’ Guarantor each a party and together the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 13.

IT IS AGREED:

1.      SALE AND PURCHASE

1.1           The Sellers shall sell, and the Purchasers shall purchase, the Shares and the Business on the terms set out in this Agreement.

1.2           Each Share Seller shall sell, and the Share Purchaser shall purchase, the particular Sets of Shares set out in Part A of Schedule 1.  The Shares shall be sold free from all Third Party Rights and with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares after Closing.

1.3           The Business Seller shall sell, and the Business Purchaser shall purchase, the Business on the terms set out in this Agreement.  The Business shall be sold as a going concern with effect from Closing.

2.      PRICE

2.1           The overall price for the Shares and the Business shall be the aggregate of the prices for each Set of Shares and the Business as set out in this clause 2.

2.2           In relation to each Set of Shares, the price (the Final Share Price) shall be the amount which results from taking the Debt Free/Cash Free Price for those Shares (as set out in column 4 of Part A of Schedule 1) and:

(a)                                  subtracting the aggregate of the External Debt of the relevant Target Sub-Group and the Inter-Company Non-Trading Payables owed by the relevant Target Sub-Group;

(b)                                 adding the aggregate of the Cash of the relevant Target Sub-Group and the Inter-Company Non-Trading Receivables owed to the relevant Target Sub-Group; and

(c)                                  adding the amount of the difference between the aggregate Working Capital of the Target Companies in the relevant Target Sub-Group and the aggregate of the Target Country Working Capital for each respective jurisdiction in which those Target Companies are incorporated, if that aggregate Working Capital is greater than that aggregate Target Country Working Capital (or subtracting the amount of such difference if that aggregate Working Capital is less than that aggregate Target Country Working Capital).

2.3           In relation to the Business, the price (the Final Business Price) shall be the amount which results from taking the Debt Free/Cash Free Price for the Business (as set out in

column 4 of Part B of Schedule 1) and adding the amount of the difference between the Working Capital of the Business and its Target Working Capital if that Working Capital is greater than the Target Working Capital (or subtracting the amount of such difference if that Working Capital is less than the Target Working Capital), and the consideration for the transfer of the Business by the Business Seller shall include the assumption of the Assumed Liabilities in respect of the Business by the Business Purchaser in accordance with clause 10.2.

2.4           At Closing, the Purchasers shall pay to the Sellers the following amounts in US$ (the aggregate of such amounts being the Initial Cash Price):

(a)                                  the Share Purchaser shall pay to each Share Seller the amount which is the aggregate of all the Initial Share Prices in respect of the Shares set opposite the relevant Share Seller’s name in Part A of Schedule 1. Subject to clause 2.5, the Initial Share Price for each Set of Shares shall be the Debt Free/Cash Free Price for those Shares (i) minus the aggregate of the Estimated External Debt of the relevant Target Sub-Group and the Estimated Inter-Company Non-Trading Payables owed by the relevant Target Sub-Group (ii) plus the aggregate of the Estimated Cash of the relevant Target Sub-Group and the Estimated Inter-Company Non-Trading Receivables owed to the relevant Target Sub-Group; and

(b)                                 the Business Purchaser shall pay to the Business Seller the Initial Business Price for the Business. Subject to clause 2.5, the Initial Business Price shall be the Debt Free/Cash Free Price for the Business.  The Business Purchaser and the Business Seller undertake to use all reasonable endeavours to obtain, as soon as possible following the date of this Agreement, the relevant certificates from the Belgian VAT authorities (form 93 undecies B4FQ) Income Tax Administration and Social Security Administration (CASFI) certifying that the Business Sellers is not liable for any taxes as at the Closing Date (or the date on which such certificates are issued).

For the purpose of calculating each Initial Share Price, if any Estimated Inter-Company Non-Trading Debt owed between a Target Company and a member of the Sellers’ Group is expressed in a currency other than US$, it shall be converted into US$ at the Exchange Rate as at the date which is 2 clear Business Days before the Closing Date.

2.5           If, pursuant to clause 2.4(a)(i), the Initial Share Price for any Set of Shares would be reduced to less than $1, then the following provisions shall apply:

(a)                                  the Initial Share Price for that particular Set of Shares (the Adjusted Shares) shall be reduced to $1;

(b)                                 the balance of the amount by which that Initial Share Price would otherwise have been reduced shall:

(i)                                     first, reduce the Initial Share Price to be paid for the other Sets of Shares sold by the Seller of the Adjusted Shares (the Adjusted Shares Seller) pro rata to the respective Debt Free/Cash Free Prices for those other Sets of Shares, provided that if that would result in the price of any such Set of Shares being reduced to less than $1, the Initial Share Price for such Set of Shares shall be reduced to $1 and the balance shall then adjust the remaining Sets of Shares sold by the Adjusted Shares Seller, if any, pro rata to the respective Debt Free/Cash Free Prices and on the foregoing basis until the Initial Share Price for each Set of Shares sold by the Adjusted Share Seller is reduced to $1;

(ii)                                  secondly, reduce (pro rata to the respective Debt Free/Cash Free Prices) the Initial Share Price to be paid for the Shares other than those sold by the Adjusted Shares Seller (and other than those in Scanvan Holding AB) and that part of the price to be paid for the Business as is attributable to goodwill, provided that the Initial Share Price for the relevant Shares, or the Initial Business Price for the Business, at the relevant time shall not be reduced to less than $1; and

(c)                                  in the event that the prices for all the Shares (other than those in Scanvan Holding AB) and the Business are reduced to $1 in accordance with (b) above, the balance shall reduce the price to be paid for the Shares in Scanvan Holding AB.

2.6           Each Final Share Price and the Final Business Price shall be calculated after Closing on the basis set out in Schedule 12.  Any payments required to be made under the Financial Adjustments shall be treated as adjusting the relevant Initial Share Price and the Initial Business Price (as they stand before any adjustments in accordance with the Financial Adjustments) thus resulting after such adjustments in the respective Final Share Price for the relevant Set of Shares and Final Business Price.  Each Final Share Price and the Final Business Price shall (subject to any further adjustment, if applicable, pursuant to clause 2.7 or clause 2.8) be adopted for all tax reporting purposes, with the Final Business Price being apportioned between the relevant Business Assets on such basis as the Seller shall specify acting reasonably.

2.7           Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, shall (subject to clause 2.8) be made on the following basis:

(a)                                  if it is specifically referable to any particular Set of Shares (or to any Target Company or Target Companies in a particular Target Sub-Group), or to the Business or a particular Business Asset, it shall so far as possible adjust the price paid for the relevant Shares or the Business (and, if applicable, the relevant Business Asset);

(b)                                 otherwise, it shall adjust the price for such Shares or Business as the Sellers and the Purchasers agree to be appropriate in the circumstances; or, in the absence of such agreement within 20 Business Days of notice in writing from the Sellers to the Purchasers proposing an allocation, it shall adjust (pro rata to the respective Debt Free/Cash Free Prices) the price paid for the Shares (other than those in Scanvan Holding AB and SIRVA Deutschland GmbH) and that part of the price paid for the Business as is attributable to goodwill.

2.8           If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the Final Share Price of a particular Set of Shares from the respective Initial Share Price, or the Final Business Price for the Business from the Initial Business Price, to less than $1, then such payment or adjustment shall be made on the following basis:

(a)                                  the price of that particular Set of Shares (the Reduced Shares) or the Business shall be reduced to $1; and

(b)                                 the balance shall adjust the price for such Shares or the Business as the Sellers and the Purchasers agree to be appropriate in the circumstances or, if they do not agree within 20 Business Days of notice in writing from the Sellers to the Purchasers proposing an allocation, it shall:

(i)                                     first, reduce the price paid for the other Sets of Shares sold by the Seller of the Reduced Shares (the Reduced Shares Seller) pro rata to the respective Debt Free/Cash Free Prices for those Sets of Shares, provided that if that would result in the Final Share Price of any such Set of Shares being reduced to less than $1, the Final Share Price for such Set of Shares shall be reduced to $1 and the balance shall then reduce the Final Share Price for the remaining Sets of Shares sold by the Reduced Shares Seller, if any, pro rata to the respective Debt Free/Cash Free Prices and on the foregoing basis until the Final Share Price for each Set of Shares sold by the Reduced Share Seller is reduced to $1;

(ii)                                  secondly, reduce (pro rata to the respective Debt Free/Cash Free Prices) the Final Share Price for the Shares other than those sold by the Reduced Shares Seller (and other than those in Scanvan Holding AB) and that part of the price paid for the Business as is attributable to goodwill, provided that in each case the Final Share Price for the relevant Shares or the Final Business Price for the Business at the relevant time shall not be reduced to less than $1; and

(c)                                  in the event that the Final Share Prices for all the Shares (other than those in Scanvan Holding AB) and the Final Business Price for the Business are reduced to $1 in accordance with (b) above, the balance shall reduce the price paid for the Shares in Scanvan Holding AB.

3.      PRE-CLOSING SELLER UNDERTAKINGS

From the date of this Agreement until Closing, each Seller (in relation only to the applicable Target Companies and Business) shall (except as may be approved by the Purchasers and subject to paragraph 3 of Schedule 7) ensure that the businesses of the Target Companies and the Business are carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 7.

4.      CLOSING

4.1           Closing shall be coordinated from the London offices of the Sellers’ lawyers and shall take place there and in appropriate locations in other relevant jurisdictions on 30 March 2007, or at such other place, time and date as the Sellers and Purchasers agree.

4.2           The Sellers and Purchasers each agree to cooperate with the others to facilitate any reasonable arrangement (including any arrangement that documents be held in escrow) to ensure that Closing takes place in accordance with clause 4.1.

4.3           At Closing each of the Sellers and the Purchasers shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 8.

5.      SELLER AND SELLERS’ GUARANTOR WARRANTIES & INDEMNITIES

5.1           Subject to the facts, matters and circumstances which are Disclosed, each Seller warrants to the Purchasers in relation only to itself and the applicable Sets of Shares, Target Companies and Business which that Seller is selling, as at the date of this Agreement in the terms of the Warranties.  Save in respect of the Warranties set out in paragraphs 1.1(a), 1.1(b), 1.2(a) and 1.2(b) of Part A of Schedule 3, the Warranties are given subject to the limitations set out in Schedule 5 and the limitations set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.  The Sellers’ Guarantor warrants to the Purchasers in the terms of the warranties set out in Schedule 4 (the Sellers’ Guarantor’s Warranties).  None of the limitations in Schedule 5 shall apply to a Claim for a breach of the Sellers’ Guarantor’s Warranties.

5.2           None of the limitations in Schedule 5 or the Tax Covenant shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any person who is or was prior to the date of this Agreement a director or officer of any member of the Sellers’ Group.

5.3           Subject to clauses 5.7 and 5.8 and the applicable provisions of Schedule 5, if any financial sanction is imposed by a Governmental Entity in the Relevant Investigations (such sanction a Target Company Sanction and the date such sanction is imposed or, if later, due for payment, being the Sanction Date) on any Target Company or the Business Purchaser after the Closing Date in relation to conduct by the Target Companies or the Business Seller prior to the Closing Date, then the Sellers agree to indemnify the Purchasers for, and to pay (or, if the Sellers decide not to pay pending the outcome of any appeal, to provide a bank guarantee in respect of), any such Target Company Sanction promptly on the Sanction Date.

5.4           Subject to clauses 5.7 and 5.8 and the applicable provisions of Schedule 5, the Sellers agree to indemnify the Purchasers in respect of liability incurred by a Target Company or the Business Purchaser as a result of such Target Company or the Business Purchaser being held to be jointly and severally liable for any financial sanction imposed by a Governmental Entity on any member of the Sellers’ Group after the Closing Date in relation to conduct by the Target Companies or the Business Seller prior to the Closing Date in the Relevant Investigations (such sanction a Sellers’ Group Sanction).

5.5           Subject to clauses 5.7 and 5.8 and the applicable provisions of Schedule 5, the Sellers agree to indemnify the Purchasers in respect of any Customer Liability incurred by SIRVA France in respect of any claim brought by customers of SIRVA France in relation to conduct by that company prior to the Closing Date which is the subject matter of the Relevant Investigations.  For the purposes of this clause 5.5, Customer Liability shall mean the difference between the actual amount paid by such customer in respect of the services provided by SIRVA France and the amount such customer would have paid if the conduct of SIRVA France which is the subject matter of the claim had not occurred.

5.6           The Purchasers agree that:

(a)                                  representation of the Target Companies in the Relevant Investigations, and any subsequent appeals or related proceedings (including any claims or proceedings which may give rise to any liability for the Sellers under indemnities provided by the Sellers in clauses 5.3, 5.4 and 5.5), shall be conducted by the Sellers and shall procure that the Target Companies agree to such representation, provided that if the Sellers should agree any commitments or undertakings in relation to the Target Companies with a Governmental Entity, the Sellers shall do so only after consultation with and on terms which are reasonably satisfactory to the Purchasers;

(b)                                 the Purchasers will, and will procure that the Target Companies will, provide such information, assistance and co-operation as the Sellers may reasonably require in connection with the Relevant Investigations and any subsequent appeals or related proceedings (including any claims or proceedings which may give rise to any liability for the Sellers under the indemnities provided by the Sellers in clauses 5.3, 5.4 and 5.5); and

(c)                                  the Purchasers will not, and will procure that the Target Companies will not, make any disclosure or take any action in relation to, or engage in any conduct which could have an effect on the outcome of, the Relevant Investigations and any subsequent appeals or related proceedings (including any claims or proceedings which may give rise to any liability for the Sellers under the indemnities provided by the Sellers in clauses 5.3, 5.4 and 5.5) without the express prior written agreement of the Sellers, such agreement not to be unreasonably withheld or delayed.

5.7           If any Target Company Sanction, Sellers’ Group Sanction or Customer Liability is reduced or quashed on appeal, any monies recovered by the Sellers on behalf of the relevant Target Company pursuant to clause 5.6 above shall be retained by the Sellers less any costs reasonably incurred by the Purchasers or the Target Companies following the Closing Date in relation to recovering such monies.  For the avoidance of doubt, if any such recoveries are repaid directly to a Target Company, the Purchasers will procure that the relevant Target Company transfers such monies promptly to the Sellers less any costs reasonably incurred by the Purchasers or the Target Companies following the Closing Date in relation to recovering such monies but otherwise without any deductions or set-offs.

5.8           The Sellers shall not be liable to the extent that any Target Company Sanction, Sellers’ Group Sanction or Customer Liability, or any liability of the Business Seller in respect of the Relevant Investigations, is incurred or increased as a result of any act, omission or transaction carried out by any member of the Purchasers’ Group and, after Closing, any Target Company.  For the avoidance of doubt, the Sellers shall not be liable for any Costs arising as result of or in connection with any conduct or activity of any member of the Purchasers’ Group which is similar or related to the conduct which is the subject of the Relevant Investigations.

6.      PURCHASERS’ AND PURCHASERS’ GUARANTOR WARRANTIES

Each of the Purchasers and the Purchasers’ Guarantor warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 6.

7.      CONDUCT OF PURCHASER CLAIMS

If the Purchasers become aware of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance, which in the reasonable opinion of the Purchasers might result in a Non-Tax Claim (other than a claim under clauses 5.3, 5.4 and 5.5, in relation to which, for the avoidance of doubt, clause 5.6 shall apply) being made, the Purchasers shall:

(a)                                  promptly (and in any event within 15 Business Days of it becoming aware of it) give notice of the Third Party Claim or other matter or circumstance to the Sellers and ensure that the Sellers and their representatives are given all reasonable information and facilities to investigate it;

(b)                                 not (and ensure that each member of the Purchasers’ Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Sellers;

(c)                                  (subject to the Purchasers or the relevant member of the Purchasers’ Group being indemnified by the Sellers against all reasonable out of pocket and other costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchasers’ Group shall take such action as the Sellers may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim, including:

(i)                                     allowing the Sellers (if they elect to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim (except for in relation to any Third Party Claims which in the reasonable opinion of the Purchasers are crucial to the ongoing business of the Target Companies); and

(ii)                                  providing such information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

In the event that the Purchasers do not take any such action as the Sellers reasonably request in accordance with this clause 7(c), or the Purchasers rely on the exception in clause 7(c)(i), the Sellers’ liability in respect of the relevant Third Party Claim shall be reduced by an amount equal to, and the Purchasers shall be liable for (and shall indemnify the Sellers in respect of), any increase in Costs in respect of the relevant Third Party Claim that arises as a result of, or is otherwise attributable to, any failure of the Purchasers to take such action as the Sellers reasonably request or to defend the relevant Third Party Claim in a diligent manner.

(d)                                 If the Sellers do take over conduct of any proceedings pursuant to clause 7(c)(i)above, the Sellers shall use their reasonable endeavours to arrange for the proceedings to be conducted in the Sellers’ name rather than that of the relevant member(s) of the Purchasers’ Group.

8.      EMPLOYEES

8.1           Employee Bonus Payments

(a)                                  The provisions of this clause 8.1 shall apply to the extent that the bonuses referred to in this clause have not been paid prior to Closing, or in relation to bonuses payable to employees in France and Belgium, to the extent that the bonuses have not been paid prior to the date on which this Agreement is executed.

(b)                                 In this clause 8, the following terms are as defined below:

Annual Bonus means an amount payable to any Employee participating in the Executive Bonus Scheme in respect of the period from and including 1 January 2006 to and including 31 December 2006.

Sale Bonus means an amount which has been agreed by the Sellers as becoming payable to certain of the Key Employees on completion of the Proposed Transaction.

(c)                                  The Sellers shall, within 5 Business Days of the date of this Agreement, or in relation to employees in France and Belgium within 5 Business Days of the date on which this Agreement is executed, calculate the amounts payable in respect of any Annual Bonus or any Sale Bonus (each a Bonus Payment and together the Bonus Payments) and shall notify the Purchasers in writing of the relevant amounts and the Employees concerned.

(d)                                 The Sellers shall pay to the Share Purchaser (on behalf of itself, the Business Purchaser and the relevant Target Companies) an amount equal to the aggregate of the Bonus Payments plus an amount equal to any employer’s social security contributions which would be payable in respect of payments in those amounts being made to the relevant Employees prior to 2 April 2007.   If any Tax Authority charges to Tax such amount the Sellers shall be obliged to pay to the Purchaser such additional amount (the additional payment) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment.  The Purchasers shall then promptly, and in any event within 2 Business Days after receipt of such amounts from the Sellers, pay to each relevant Employee an amount equal to the relevant Bonus Payment, after deducting the applicable employee tax and social security contributions, and then account for the tax and social security contributions so deducted and pay the applicable employer social security contributions to the relevant tax authorities.

8.2           Business Employees

(a)                                  The parties intend that the contracts of employment of the Business Employees will have effect from the date on which this Agreement is executed as if originally made between the Business Purchaser and the Business Employees.

(b)                                 Accordingly, if the rights, powers, duties, liabilities and obligations of the Business Seller in respect of any contracts of employment with the Business Employees in force immediately before the Closing Date do not transfer to the Business Purchaser in accordance with the applicable Belgian laws:

(i)                           the Business Purchaser shall make offers of employment to the relevant Business Employees on terms and conditions (which shall include treating any period of service with any member of the Sellers’ Group as if it were service with the Business Purchaser) which are no less favourable taken as a whole than those on which each such Business Employee was employed by the Business Seller Group immediately prior to the date on which this Agreement is executed; and

(ii)                        where those Business Employees accept such offers of employment, the Business Seller will ensure that they are released from employment with the Business  Seller with effect from the close of business on the date on which this Agreement is executed or on the date of acceptance of employment with the Business Purchaser, if later.

(c)                                  Notwithstanding anything to the contrary in this Agreement, should the Business Seller be held not to have fully complied with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) in relation to the obligation to inform and consult, the Business Purchaser shall indemnify the Business Seller for any and all Liabilities to the extent such Liabilities arise, directly or indirectly, in respect of the identity of the Business Purchaser.

9.    NO RIGHTS OF RESCISSION OR TERMINATION

The parties shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).  This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

10.    BUSINESS ASSETS, CONTRACTS AND LIABILITIES

10.1         Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Business Purchaser or make the Business Purchaser liable for any of the Excluded Liabilities.

10.2         The Business Purchaser shall from Closing: (i) assume and discharge when due any and all Assumed Liabilities of the Business Seller (including obligations arising under the Business Contracts); and (ii) indemnify the Sellers and each of their Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts.

10.3         The Business Seller shall from Closing indemnify the Business Purchaser and each of its Affiliates against any and all Excluded Liabilities set out in paragraph (b) of Part E of Schedule 2 (Taxes) and any Costs suffered or incurred by any of them as a result of any such Excluded Liabilities.

10.4         After Closing, the Business Purchaser shall, at its cost, execute and deliver all such further documents and/or take such other action as the Sellers may reasonably request in order to effect the release and discharge in full of the relevant member of the Sellers’ Group from any Assumed Liabilities or the assumption by the Business Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Sellers’ Group (in each case on a non-recourse basis to any member of the Sellers’ Group).

10.5         The provisions of Schedule 9 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned or transferred to the Business Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (such agreement of novation or consent, a Third Party Consent).

11.    TAX

11.1         The provisions of Schedule 10 shall apply in relation to taxation for the purposes of the sale of the Shares. For the avoidance of doubt, the provisions of Schedule 10 (other than paragraph 9 of Part A of that Schedule) shall not apply to the sale of the Business by the Business Seller.

11.2         The Tax Covenant shall come into effect at Closing.

11.3         Any sum payable by any party under this Agreement is exclusive (unless expressly stated otherwise) of any applicable VAT.

11.4         The Business Seller and the Business Purchaser intend that article 11 of the Belgian Value Added Tax Code shall apply to the sale of the Business Assets pursuant to this Agreement and agree to use reasonable endeavours to ensure that the sale is treated as VAT exempt under that article.

11.5         If any VAT is payable on any supply by or procured by the Business Seller under or pursuant to this Agreement, the Business Purchaser agrees with the Business Seller (for itself and as trustee for the maker of each such supply (the Supplier)) that it:

(a)                                  shall pay or procure the payment by the recipient of each such supply (the Recipient) of the amount of that VAT in addition to the price to the Business Seller or (at the Business Seller’s direction) to the relevant Supplier against issue by the Business Seller or the relevant Supplier (as the case may be) of a VAT invoice in respect thereof or, where there is no provision in the legislation for the jurisdiction concerned that a VAT invoice is required to be issued, then payment shall be made against written demand in respect thereof containing such information as is customary in that jurisdiction; and

(b)                                 shall indemnify the Business Seller (and each Supplier) on an after-tax basis for any interest, penalties, fines or surcharges imposed in connection therewith (except to the extent that any such interest, penalty, fine or surcharge arises due to the delay of the Business Seller or the relevant Supplier in accounting to the appropriate tax authority for such VAT, having received cleared funds in respect thereof from the relevant Recipient).

11.6         The Business Seller and the Business Purchaser agree that:

(a)                                  the Business Purchaser shall notify the Business Seller of any Trade Debtors in respect of which the Business Purchaser requires the Business Seller to claim bad debt relief for VAT purposes;

(b)                                 the Business Seller shall use its reasonable endeavours to claim such VAT bad debt relief; and

(c)                                  to the extent that the Business Seller recovers any VAT after Closing in respect of a bad debt arising in respect of the Trade Debtors, the amount so recovered shall be paid to the Business Purchaser as soon as reasonably practicable (and in any event within three Business Days of receipt or set off against any liability of the Business Seller) pursuant to article 77 §1, 7° Value Added Code (Belgium) with article 1 of the Royal decree N° 4).

11.7         The Business Seller shall, no later than thirty days after the date of this Agreement send to the competent tax authorities a copy of the Agreement and its schedules, consistent with Article 442bis of the Belgian Income Tax Code, Article 93  undecies B of the Value Added Code, Article 113 of the law of July 20 2005 and any other applicable law requiring a formal notification to any tax authority.

11.8         All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this Agreement or as may be required by law.

11.9         Paragraph 15 of the Tax Covenant shall apply to any sum paid in respect of a Purchaser Obligation or a Seller Obligation under this Agreement.

12.    INSURANCE

12.1         From the date of this Agreement until (and including) the Closing Date, members of the Sellers’ Group and the Target Companies shall continue in force all policies of insurance maintained by them in respect of the Target Companies and the Business.

12.2         Upon Closing, all insurance cover arranged in relation to the Target Companies and the Business by the Sellers’ Group, whether under policies maintained with third party insurers or other members of the Sellers’ Group (and including, without limitation, insurance relating to consumer goods in transit arranged in relation to the Target Company incorporated in Luxembourg and/or the Business and any insurance in relation to international goods in transit), shall cease (other than in relation to insured events taking place before Closing) and no member of the Purchasers’ Group shall make any claim under any such policies in relation to insured events arising after Closing.  For the avoidance of doubt, insurance relating to consumer goods in transit (GIT Insurance) which is arranged by the Target Companies shall continue in force notwithstanding Closing save for GIT Insurance arranged in relation to the Target Company incorporated in Luxembourg and/or the Business, which shall terminate upon Closing (and in respect of which no member of the Purchaser Group shall make any claim in relation to insured events arising after Closing).  The Sellers shall be entitled to make arrangements with their insurers to reflect this clause.

12.3         Subject to clause 12.2, the provisions of clause 12.4 shall apply if, following the Closing Date, any member of the Sellers’ Group or Target Companies is entitled to claim on any insurance policy arranged by the Sellers’ Group in respect of any insured event taking place prior to the Closing Date (together, Seller Group Policies) in relation to the employees, officers, assets, products and operations of any of the Target Companies and the Business and that claim is notified to the Seller’s claim administrator by a member of the Purchasers’ Group not later than 12 months after Closing.  For the avoidance of doubt, no Target Company or other member of the Purchasers’ Group shall make any claim after Closing under any Seller Group Policy except in accordance with clause 12.4.

12.4         In such circumstances, the Sellers or the relevant member of the Sellers’ Group shall (at the Purchasers’ cost) make all necessary claims under the relevant Seller Group Policies and the Purchasers (or such member of the Purchasers’ Group as the Purchasers may nominate) shall be entitled to be paid any proceeds actually received under the Seller Group Policies (after taking into account any deductible and less any tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by any members of the Sellers’ Group) provided that:

(a)                                  any payment so received shall reduce to the same extent any entitlement to make a Claim in respect of the loss, damage or destruction which is the subject of the relevant insurance claim;

(b)                                 the members of the Sellers’ Group shall not be required, pursuant to any requests made by the Purchasers to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchasers before they incur the expenditure or liability;

(c)                                  the Purchasers or any member of the Purchasers’ Group shall not be entitled to any proceeds received by any member of the Sellers’ Group under any Seller Group Policy to the extent that the proceeds relate to a claim in respect of:

(i)                       a matter other than the carrying on of the business of the Target Companies or the Business prior to Closing;

(ii)       any loss of profits arising in a period prior to the Closing Date;

(iii)                 any matters for which the Sellers or a member of the Sellers’ Group has already reimbursed the relevant Target Company or the Business or for which payment has been made to any member of the Purchasers’ Group pursuant to the terms of this Agreement or any Transaction Document; and

(d)                                 nothing in this clause shall prevent any member of the Sellers’ Group from making any claim and receiving the proceeds under any Seller Group Policy to the extent that it relates to a loss suffered or incurred by such member.

13.    PAYMENT OF INTER-COMPANY DEBT

The provisions of Schedule 11 shall apply in respect of the payment of Inter-Company Non-Trading Debt and Inter-Company Trading Debt.

14.    GUARANTEES AND OTHER THIRD PARTY AND INTER-COMPANY ASSURANCES

14.1         Subject to clause 14.4, the Purchasers shall ensure that at Closing each member of the Sellers’ Group is released in full from all Third Party Assurances listed in Part A of Exhibit 1. In addition, the Purchasers shall use their reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract or (for the purposes of this clause 14 only) any Third Party Assurance relating to the contract referred to in paragraph (a) of Part C of Schedule 2, each member of the Sellers’ Group is released in full from such Third Party Assurance (or any liability of any member of the Sellers’ Group in respect of such Third Party Assurance is otherwise discharged in full).  Pending release (or discharge) of any Third Party Assurance referred to in this clause 14.1, the Purchasers shall indemnify the Sellers and each of their Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

14.2         The Sellers shall ensure that at Closing each Target Company is released in full from all Third Party Assurances listed in Part B of Exhibit 1 given by it in respect of obligations of any member of the Sellers’ Group.  In addition, the Sellers shall use their reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Sellers’ Group, each Target Company is released in full from such Third Party Assurance.  Pending release of any Third Party Assurance referred to in this clause 14.2, the Sellers shall indemnify the Purchasers and each of their Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

14.3         The Purchasers shall ensure that at Closing each member of the Sellers’ Group is released in full from all Inter-Company Assurances listed in Part C of Exhibit 1 given by it to any Target Company. In addition, the Purchasers shall use their reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Inter-Company Assurance in respect of any Target Company, each member of the Sellers’ Group is released in full from such Inter Company Assurance. Pending release of any Inter-Company Assurance referred to in this clause 14.3, the Purchasers shall indemnify the Sellers and each of their Affiliates against any and all Costs arising after Closing under or by reason of that Inter-Company Assurance.

14.4         If, prior to Closing, L. Rettenmayer Intenationale Umzugslogistik GmbH (Rettenmayer) has not repaid the Financial Debt it owes to Dresdner Bank AG under the credit facility dated 16 August 2006 (and set out in the Data Room under “Corporate Folders”, sub-folder 10.1.10) (the Outstanding External Debt), without prejudice to its obligation to indemnify the Sellers and each of their Affiliates in accordance with clause 14.1, the Purchasers shall not be required to procure the release of the Third Party Assurance referred to in row 1 of the table in Part A of Exhibit 1 until the date that is 2 Business Days following the repayment of the Outstanding External Debt.  Prior to such repayment, the Purchasers undertake to use all reasonable endeavours to procure that the annual audit of the financial statements of Majortrans Flytteservice AS (Majortrans) is completed as soon as practicable and, within 5 Business Days of completion of such audit, the Outstanding External Debt is repaid (whether by Majortrans and Rettenmayer implementing the steps outlined in Steps 10.1 and 10.2 of the Pre-sale Restructuring Memorandum or otherwise).

14.5         The Purchasers undertake that, to the extent any Third Party Assurance relating to the contract referred to in paragraph (a) of Part C of Schedule 2 is not released (or discharged) on or prior to 4 May 2007 in accordance with clause 14.1, it will procure that on 4 May 2007 a bank guarantee is issued in favour of Fortis Bank (or such other party as Fortis Bank may nominate) in terms satisfactory to Fortis Bank (including as to the identity of the issuer of such guarantee) in order to procure the release (or discharge) of the relevant member of the Seller’s Group in respect of any such Third Party Assurance.

15.    INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

15.1         For 2 years following the Closing Date, each member of the Purchasers’ Group shall provide the Sellers (at the Sellers’ cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Target Companies and their respective businesses, or to the Business, and to the period up to Closing (the Records). This obligation is subject to the provisions of clause 20 (Confidentiality) and the Sellers shall pay the relevant member of the Purchasers’ Group all out-of-pocket expenses it occurs in providing such reasonable access.

15.2         The Business Seller shall preserve any VAT records that it does not transfer to the Business Purchaser for such period as may be required by law and during that period shall permit the Business Purchaser or its agents reasonable access during normal business hours to inspect, and, at its expense, make copies of, such VAT records.

15.3         Following the Closing Date, no member of the Purchasers’ Group shall dispose of or destroy any of the Records until they have been in existence for 7 years or more without first giving the Sellers at least 2 months’ notice of its intention to do so and giving the Sellers a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

15.4         The Purchasers shall procure that each member of the Purchasers’ Group shall:

(a)                                  give such assistance to any member of the Sellers’ Group as the Sellers may reasonably request in relation to any third party proceedings by or against any member of the Sellers’ Group so far as they relate to the Sellers’ Group business, including proceedings relating to employees’ claims or taxation; and

(b)                                 give such access to documents and employees, and assistance to any member of the Sellers’ Group and/or their respective auditors as the Sellers may reasonably request in relation to the preparation and audit of any financial statements to the extent that they relate to periods falling wholly or partly before Closing, and the Seller agrees to reimburse the Purchasers for any reasonable out-of-pocket costs incurred by the Purchasers’ Group in providing such access and/or assistance.

15.5         To the extent not required under the terms of the Transitional Services Agreement, for 3 months following the Closing Date, the Purchasers and the Sellers shall use all reasonable endeavours to procure that each member of the Purchasers’ Group and each member of the Sellers’ Group respectively shall provide all access and assistance as is reasonably requested by a member of either the Purchasers’ Group or the Sellers’ Group (as the case may be) in order to facilitate the separation of the Target Companies and the Business from the Seller’s Group.  The cost of providing such access or assistance shall be borne by the party providing it.

16.    PROTECTIVE COVENANT POST-CLOSING

16.1         Neither the Sellers nor any of their Affiliates shall carry on or be engaged in any Competing Business in the Protected Territories during a period of 3 years after the Closing Date.  For this purpose:

(a)                                  Competing Business means any business involving the international movement and storage of household goods and personal effects by the Sellers or their Affiliates where the Sellers or their Affiliates actually carry out those activities themselves; provided that carrying on or being engaged in any Permitted Business shall not be regarded as a Competing Business;

(b)                                 Permitted Business means a business which is any “Pickfords” branded business that is booked in the United Kingdom;

(c)                                  Protected Territories means Sweden, Denmark, Norway, Belgium, Luxembourg, Netherlands, Hungary, Russia, Switzerland, France, Germany, Czech Republic, and Poland.

16.2         Nothing in this clause 16 shall prevent, after Closing, the Sellers or any of their Affiliates from:

(a)                                  owning securities in any company dealt in on a stock exchange which do not exceed 15 per cent. in nominal value of the securities of that company; or

(b)                                 acquiring any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business) and subsequently carrying on or being engaged in the Acquired Competing Business, if the turnover attributed to the Acquired Competing Business in its last financial year prior to such acquisition is less than 15 per cent. of the turnover of the Acquired Business as a whole; or

(c)                                  performing its obligations under this Agreement and/or under any other agreement which it may enter into with a member of the Purchasers’ Group.

16.3         For a period of 5 years from the Closing Date, save as set out below, if any member of the Sellers’ Group proposes to enter into any new arrangement with respect to an exclusive right to use the brands, systems and trade marks of the Sellers’ Group (a New ARA Proposal) in any jurisdiction in the Rest of Continental Europe, the Sellers shall inform the Purchasers of such New ARA Proposal and shall use all reasonable endeavours to allow the Purchasers to propose terms and conditions on which the Purchasers would be prepared to enter into an agreement with the Sellers’ Group with respect to the New ARA Proposal (a Purchaser Proposal).  The Purchasers shall be allowed a reasonable period (being a maximum of 10 Business Days, subject to the remainder of this sentence), to make a Purchaser Proposal, provided that the Purchasers acknowledge that, if due to client requirements, the Sellers’ Group needs to enter into such new arrangement at short notice, the Sellers’ Group will only be obliged to provide limited, if any, notice of the New ARA Proposal to the Purchasers.  The Sellers’ Group shall have absolute discretion whether or not to enter into an agreement with the Purchasers with respect to a Purchaser Proposal and, should it elect not to do so, shall be entitled to enter into any arrangement with respect to the relevant New ARA Proposal with any other person.  This clause 16.3 shall not apply to any proposal by a member of the Sellers’ Group where the counterparty is a person who the Sellers’ Group regularly transacts with in relation to moving services in the relevant jurisdiction, or who handles a substantial proportion of the Sellers’ Group’s moving services in that jurisdiction.

17.    CHANGES OF NAME

17.1         The Purchasers shall procure that:

(a)                                  as soon as reasonably practicable after the Closing Date and in any event within 30 Business Days afterwards, the name of any Target Company which consists of or incorporates any one or more of the words “SIRVA”, “Pickfords” or “Allied” is changed to a name which does not include any of those words or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar, unless as is otherwise agreed in writing by the Sellers and the Purchasers; and

(b)                                 as soon as reasonably practicable after the Closing Date and in any event within 40 days, in the case of the “SIRVA” mark, name or logo, or 120 days, in the case of the “Pickfords” mark, name or logo, or in accordance with the relevant ARA in the case of the “Allied” mark, name or logo, the Target Companies shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Sellers’ Group or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them, except in accordance with the relevant ARA or as is otherwise agreed by the Sellers and the Purchasers.

17.2         The Purchasers undertake to the Sellers (for themselves and on behalf of the members of the Sellers’ Group) to indemnify the Sellers and the members of the Sellers’ Group and hold them harmless, on an after tax basis, against any Liabilities arising from third party claims in connection with the continued presence of the words “SIRVA”, “Pickfords” or “Allied” in the name of any Target Company after Closing or the continued use or display of any such mark, name or logo after Closing (other than in accordance with the ARAs, in the case of the “Allied” mark, name or logo).

17.3         On or as soon as possible after Closing, the Purchasers and the Sellers shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Target Companies advising them of the transfer of the Target Companies and the Business.

18.    PAYMENTS

18.1         Any payment to be made pursuant to this Agreement by the Purchasers (or any member of the Purchasers’ Group) shall be made to the relevant Sellers’ Bank Accounts.

18.2         Any payment to be made pursuant to this Agreement by the Sellers (or any member of the Sellers’ Group) shall be made to the Share Purchaser’s Bank Account.  The Share Purchaser agrees to pay each member of the Purchasers’ Group that part of each payment to which it is entitled.

18.3         Payment under clauses 18.1 and 18.2 shall be in immediately available funds by electronic transfer on the due date for payment.  Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

18.4         If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

19.    ANNOUNCEMENTS

19.1         Until 3 months after the Closing Date, neither the Sellers, on the one hand, nor the Purchasers, on the other, nor any of their respective Affiliates, shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other save for the announcement in the Agreed Form which any party shall be entitled to release at any time within 5 Business Days of the date of this Agreement.

19.2         The restriction in clause 19.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law.  If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other parties in advance as to its form, content and timing.

20.    CONFIDENTIALITY

20.1         For the purposes of this clause 20:

(a)                                  Confidential Information means:

(i)                  (in relation to the obligations of the Purchasers):

(A)                              any information received or held by the Purchasers (or any of their Representatives) relating to the Sellers’ Group or, prior to Closing, any of the Target Companies and/or the Business; and

(B)                                after Closing, any information held by any of the Target Companies or the Business relating to the business of the Sellers’ Group but excluding any information that primarily relates to, and is necessary for the operation of, the Target Companies’ business and/or the Business (Ring-fenced Information); or

(ii)               (in relation to the obligations of the Sellers) any information received or held by the Sellers (or any of their respective Representatives) relating to the Purchasers’ Group or, following Closing, any of the Target Companies; and

(iii)            information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)                                 Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

20.2         Each of the Sellers and the Purchasers shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 20.2 permits or (ii) in respect of disclosure by the Sellers, as approved in writing by the Purchasers, and in respect of disclosure by the Purchasers, as approved in writing by the Sellers.

20.3         Clause 20.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)                                  disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that, to the extent it is in accordance with applicable law and regulation to do so, the disclosing party shall first inform the others of its intention to disclose such information and take into account the reasonable comments of the other parties);

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)                                  disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)                                 disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

20.4         Each of the Sellers and the Purchasers undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and shall procure that those Representatives are informed of the confidential nature of the Confidential Information and are informed of and comply with the terms of this clause 20.4 in relation to it.

20.5         If this Agreement terminates, the Purchasers shall as soon as practicable on request by the Sellers:

(a)                                  return to the Sellers all written documents and other materials relating to the Sellers, any Target Company, the Business or this Agreement (including any Confidential Information) which the Sellers (or their Representatives) have provided to the Purchasers (or their Representatives) without keeping any copies of them;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

20.6         If this Agreement terminates, the Sellers shall as soon as practicable on request by the Purchasers:

(a)                                  return to the Purchasers all written documents and other materials relating to the Purchasers and their Affiliates, or this Agreement (including any Confidential Information) which the Purchasers (or their Representatives) has provided to the Sellers (or their Representatives) without keeping any copies of them;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

20.7         The Business Purchaser shall not, and the Purchasers shall procure that no Target Company or other member of the Purchasers’ Group shall, use any Ring-fenced Information in its business. After Closing, the Purchasers shall notify the Sellers if the Purchasers become aware of any Ring-fenced Information in the possession of the Target Companies or the Business.  If any such notification is given, the Sellers shall be entitled to require that, as soon as practicable on request by the Sellers, the Purchasers shall return to the Sellers all written documents and other materials containing Ring-fenced Information, without keeping any copies of them, destroy all information or other documents derived from such Ring-fenced Information and, so far as it is practicable to do so, expunge such Ring-fenced Information from any computer, word processor or other device.

21.    ASSIGNMENT

21.1         Except as provided in this clause 21 or unless the Sellers and the Purchasers specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this clause 21 shall be void.

21.2         The benefit of the Warranties may be assigned (in whole or in part) by the Purchasers with the consent of the relevant Seller (such consent not to be unreasonably withheld) to any member of the Purchasers’ Group which is the legal and beneficial owner from time to time of any or all of the Shares or the Business as if it were a Purchaser under this Agreement provided that before any such assignee subsequently ceases to be a member of the Purchasers’ Group, the Purchasers shall ensure that it shall re-assign that benefit to a continuing member of the Purchasers’ Group.

21.3         If an assignment is made in accordance with this clause 21, the liabilities of the members of the Sellers to the members of the Purchasers’ Group under this Agreement shall be no greater than such liabilities would have been if the Purchasers had continued to own the Shares or the Business, as applicable, and the assignment had not occurred.

22.    FURTHER ASSURANCES

22.1         Each of the Sellers and the Purchasers shall, for a period of 6 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary or reasonably requested by the other to implement and give effect to this Agreement.

22.2         Each of the Sellers and the Purchasers shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

22.3         For the avoidance of doubt:

(a)                                  if at Closing any member of the Sellers’ Group owns any interest in any asset which is part of the Business or the business of any Target Company, the Sellers shall, as soon as practicable, ensure that any such interest (together with any benefit or sum, net of tax, accruing to any member of the Sellers’ Group as a result of holding that interest since Closing) is transferred to such member of the Purchasers’ Group as the Purchasers shall specify on terms that no consideration is payable by any person for such transfer; and

(b)                                 if at Closing any Target Company owns any interest in any asset which is not part of the Business or the business of any Target Company the Purchasers shall, as soon as practicable, ensure that such interest (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Purchasers’ Group as a result of holding that interest since Closing net of tax and out of pocket expenses incurred in transferring the asset) is transferred to such member of the Sellers’ Group as the Seller shall specify on terms that no consideration is payable by any person for such transfer.

23.    COSTS

23.1         Subject to clause 23.2 and except as otherwise provided in this Agreement (or any other Transaction Document), each of the Sellers and the Purchasers shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

23.2         The Purchasers or their Affiliates shall bear all stamp duty, Belgian registration duties, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes (including, for the avoidance of doubt, any real estate transfer tax under Belgian law) including in each case any related interest or penalties (including, for the avoidance of doubt, where such interest or penalties are levied on the Sellers by any Tax Authority) arising as a result of this Agreement or of any of the other Transaction Documents.

24.    NOTICES

24.1         Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company, and shall be given by the Purchasers’ Representative (on behalf of, and which notice shall be binding upon, itself, the other Purchaser and the Purchasers’ Guarantor, as applicable) and the Sellers’ Representative (on behalf of, and which notice shall be binding upon, itself and the Sellers, as applicable).  Any notice to be given to the Purchasers and/or the Purchasers’ Guarantor in connection with this Agreement shall be effective if delivered to the Purchasers’ Representative (on behalf of itself, the other Purchaser and/or the Purchaser Guarantor, as applicable) at the address set out in clause 24.3.  Any notice to be given to the Sellers and/or the Sellers’ Guarantor in connection with this Agreement shall be effective if delivered to the Sellers’ Representative (on behalf of itself and the Sellers, as applicable) at the address set out in clause 24.3.  A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

24.2         To the extent practicable, a copy of any notice served in accordance with clause 24.1 shall, at the same time, be sent by email to the address provided in clause 24.3.

24.3         The addresses and fax numbers of the parties for the purpose of clause 24.1 are:

Sellers’ Representative	Address:	Fax:	Email:

SIRVA Worldwide, Inc. (the Sellers’ Representative)	700 Oakmont Lane, Westmont, Illinois 60559	+1 630 468 4706	eryk.spytek@sirva.com

For the attention of:	General Counsel

Purchasers’ Representative	Address:	Fax:	Email:

Transeuro Amertrans International Holdings BV (the Purchasers’ Representative)	Sevillaweg 20 3047 AL Rotterdam The Netherlands	+44 20 8955 1326	yogesh.mehta@ teamrelocations.com

For the attention of:	Managing Director

25.    CONFLICT WITH OTHER AGREEMENTS

25.1         Subject to clause 25.3 below, if there is any conflict between the terms of this Agreement and any agreement entered into pursuant to this Agreement, or any other agreement of any kind, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Sellers’ Group and any members of the Purchasers’ Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchasers are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

25.2         The Business Purchaser undertakes to the Sellers that: (i) no claim shall be made by the Business Purchaser (or any other member of the Purchasers’ Group) against the Sellers (or any other member of the Sellers’ Group) under any agreement entered into between the Business Seller and the Business Purchaser with respect to the sale and purchase of the Business for the purposes of notifying and/or registering such sale and purchase under the laws of Belgium (for the avoidance of doubt including any formal notification for tax or social security purposes); and (ii) any claim with respect to the sale and purchase of the Business by the parties shall only be brought under this Agreement.

25.3         If there is any conflict between the terms of any ARA and clause 16, the relevant terms of the ARA shall prevail.

26.    WHOLE AGREEMENT

This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and the Business and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions.  It is agreed that:

(a)                                  no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons, as defined below) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.  Each party agrees to the terms of this clause 26 on its own behalf and as agent for each of its Connected Persons.  For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

27.    WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

28.    COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

29.    VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

30.    INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable.  If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

31.    NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

32.    GOVERNING LAW, JURISDICTION & DISPUTES

32.1         This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

32.2         If any dispute, controversy or claim arises out of or in connection with this Agreement including the breach, termination or invalidity thereof (Dispute), the parties may serve formal written notice on the relevant other parties that a Dispute has arisen (Notice of Dispute).  The Notice of Dispute shall describe the material points of the Dispute in sufficient detail to enable the parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this clause 32.

32.3         Following the service of a Notice of Dispute, the parties shall use all reasonable endeavours to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of thirty (30) days starting from the date of receipt of the Notice of Dispute by the relevant party.  The parties may by agreement extend such thirty (30) day period and take all such other steps as they mutually agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a person who is an expert in the subject matter of the Dispute.

32.4         If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of the parties within such thirty (30) day period (or such longer period as may have been agreed between them) as provided under clause 32.3, then the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.  The seat of the arbitration shall be London.  The language of the arbitration shall be English.

32.5         The provisions of this clause 32, shall not prejudice any party from bringing any proceedings in the Courts of England or before any competent authority:

(a)                                  for the purpose of seeking interim or interlocutory relief; or

(b)                                 insofar as such proceedings are necessary or appropriate for the enforcement of any arbitral award made in relation to clause 32.4 or where, the arbitral proceedings having commenced, the arbitrators have indicated that they are not competent to grant relief of the kind sought and no other appropriate relief can be granted by the arbitrators;

and for these purposes each of the parties irrevocably agrees that the Courts of England are to have jurisdiction, but so that nothing in this clause 32.5 shall limit the right of the parties to bring any such proceedings as aforesaid against the relevant other party or parties in any other court of competent jurisdiction, nor the bringing of proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by law of such other jurisdiction.

33.    BASIS OF LIABILITY

33.1         The liabilities and obligations of the Sellers under this Agreement shall be joint and several.  If any liability of any of the Sellers is or becomes illegal, invalid or unenforceable in any respect, that shall not impair the liabilities of the other Sellers under this Agreement.

33.2         The liabilities and obligations of the Purchasers under this Agreement shall be joint and several.  If any liability of any of the Purchasers is or becomes illegal, invalid or unenforceable in any respect, that shall not impair the liabilities of the other Purchaser under this Agreement.

34.    PURCHASERS’ GUARANTEE

34.1         In consideration of the Sellers entering into this Agreement, the Purchasers’ Guarantor unconditionally and irrevocably guarantees to each of the Sellers and to each of their respective Affiliates as a continuing obligation that each of the Purchasers and their respective Affiliates will comply properly and punctually with its obligations under this Agreement and each Transaction Document.

34.2         The liability of the Purchasers’ Guarantor under clause 34.1 shall not be discharged or impaired by:

(a)                                  any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)                                 any release of, or granting of time or other indulgence to, the Purchasers, their respective Affiliates or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchasers (or any act taken by the Purchasers in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Purchasers, the Purchasers’ Guarantor, the Sellers or the Purchasers’ Guarantor) which would or might (but for this clause) operate to impair or discharge the liability of the Purchasers’ Guarantor or afford the Purchasers’ Guarantor or the Purchasers or their respective Affiliates any legal or equitable defence.

35.    SELLERS’ GUARANTOR

35.1         In consideration of the Purchasers entering into this Agreement, the Sellers’ Guarantor unconditionally and irrevocably guarantees to each of the Purchasers and to each of the their respective Affiliates as a continuing obligation that each of the Sellers and their respective Affiliates will comply properly and punctually with its obligations under this Agreement and each Transaction Document.

35.2         The liability of the Sellers’ Guarantor under clause 35.1 shall not be discharged or impaired by:

(a)                                  any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)                                 any release of, or granting of time or other indulgence to, the Sellers, their respective Affiliates or any third party;

(c)                                  any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Sellers (or any act taken by the Sellers in relation to any such event); or

(d)                                 any other act, event, neglect or omission (whether or not known to the Purchasers, the Purchasers’ Guarantor, the Sellers or the Sellers’ Guarantor) which would or might (but for this clause) operate to impair or discharge the Sellers’ Guarantor of liability or afford the Sellers’ Guarantor or the Sellers or their respective Affiliates any legal or equitable defence.

36.    AGENTS FOR SERVICE OF PROCESS

36.1         The Purchasers and the Purchasers’ Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be Team Relocations Limited currently of Drury Lane, London NW10 0JN and any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant Purchaser and/or the Purchasers’ Guarantor if delivered to such agent at its address for the time being.  Save as set out below, the Purchasers and the Purchasers’ Guarantor irrevocably undertake not to revoke the authority of the above agent and if, acting reasonably, the Sellers’ Representative requests the Purchasers’ Representative to do so, the Purchasers’ Representative shall promptly appoint another such agent with an address in England and advise the Sellers’ Representative of the details of such agent.  If, following such a request, the Purchasers’ Representative fails to appoint another agent, the Sellers’ Representative shall be entitled to appoint one on behalf of the Purchasers and the Purchasers’ Guarantor at their expense. The Purchasers and the Purchasers’ Guarantor may revoke the authority of an agent for the service of process and appoint an alternative agent for service of process for the purposes of this clause 36.1 provided that such alternative agent maintains an address in England and prior notice in writing is given to the Sellers’ Representative, and the provisions of this clause 36.1 shall apply to any such alternative agent as so appointed.

36.2         The Sellers and the Sellers’ Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement.  Such agent shall be SIRVA Holdings, currently of Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP, England, and any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant Sellers and/or the Sellers’ Guarantor if delivered to such agent at its address for the time being.  Save as set out below, the Sellers and the Sellers’ Guarantor irrevocably undertake not to revoke the authority of the above agent and if, acting reasonably, the Purchasers’ Representative requests the Sellers’ Representative to do so, the Sellers’ Representative shall promptly appoint another such agent with an address in England and advise the Purchasers’ Representative of the details of such agent.  If, following such a request, the Sellers’ Representative fails to appoint another agent, the Purchasers’ Representative shall be entitled to appoint one on behalf of the Sellers and the Sellers’ Guarantor at their expense. The Sellers and the Sellers’ Guarantor may revoke the authority of an agent for the service of process and appoint an alternative agent for service of process for the purposes of this clause 36.2 provided that such alternative agent maintains an address in England and prior notice in writing is given to the Sellers’ Representative, and the provisions of this clause 36.2 shall apply to any such alternative agent as so appointed.

37.    AMENDMENT AND RESTATEMENT

This amended and restated agreement (this Agreement) amends and restates the sale and purchase agreement entered into on 13 March 2007 between the Share Sellers, the Share Purchaser, the Sellers’ Guarantor, the Purchaser and the Purchasers’ Guarantor (together, the Original Parties) in relation to the sale and purchase of the Shares excluding the shares in SIRVA France (the Original Agreement) or, if applicable, any amended and restated sale and purchase agreement between the Original Parties in relation to the sale and purchase of the Shares (the French Amended and Restated Agreement). The rights and obligations of the Sellers, the Purchasers, the Sellers’ Guarantor and the Purchasers’ Guarantor under this Agreement shall be as if the Original Agreement was in this form when originally entered into (save that, in relation to the Target Company incorporated in France and the Business, for the avoidance of doubt, to the extent such obligations have not been satisfied as at the date of this Agreement, the parties shall each comply with those of their respective obligations that are required to be performed at Closing under this Agreement promptly after this Agreement has been entered into, including payment of the Initial Share Price and the Initial Business Price, and will not be treated as having been in breach of this Agreement for not having performed them prior to such time).  For the avoidance of doubt, but without limitation:

(a)                                  the Warranties as set out in this Agreement shall be treated as having been given in the terms set out in this Agreement in relation to all of the Target Companies, the Shares and the Business as at the date of the Original Agreement and not the date of this Agreement;

(b)                                 references to Closing or Closing Date in this Agreement (other than references relating to obligations to be performed at Closing) shall be deemed to be references to Closing or the Closing Date (as the case may be) under the Original Agreement; and

(c)                                  save where expressly stated otherwise in this Agreement (or as otherwise agreed by the Sellers and the Purchasers), documents referred to in this Agreement as being in the Agreed Form shall be references to documents in the Agreed Form in accordance with the Original Agreement.

SCHEDULE 1

SELLERS, PURCHASERS AND PRICE

Part A : Shares/Target Companies

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Debt Free/Cash Free Price (US$)
1) North American International Holding Corporation (Delaware)	624 shares in Allied Arthur Pierre SA	Transeuro Amertrans International Holdings B.V.	807,150
	60 shares in Allied Pickfords B.V.	Transeuro Amertrans International Holdings B.V.	446,250
	A quota of HUF 24,900,000 representing 99.6% of the registered capital of in Allied Pickfords KeS Kft (voting rights: 2,490 votes)	Transeuro Amertrans International Holdings B.V.	236,500
	1099 shares in Allied Pickfords Polska Sp. zoo	Transeuro Amertrans International Holdings B.V.	1
	CZK 7,500,000 (monetary contribution- no shares) in Allied Pickfords s.r.o	Transeuro Amertrans International Holdings B.V.	354,600
	106 shares in SIRVA France S.A.S	Transeuro Amertrans International Holdings B.V.	221
	20 shares in Allied Varekamp B.V.	Transeuro Amertrans International Holdings B.V.	969,400
	3 shares in SIRVA Deutschland GmbH	Transeuro Amertrans International Holdings B.V.	937,399
2) SIRVA Holdings Limited (E&W)	1,000 shares in Scanvan Holding AB	Transeuro Amertrans International Holdings B.V.	4,885,100
3) Pierre Finance Nederland Renting B.V.	20,000 shares SIRVA S.A. (1 share held in the name of Eric Machiels and 1 share held in the name of Willy Herrijgers)	Transeuro Amertrans International Holdings B.V.	565,098

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Debt Free/Cash Free Price (US$)
	1 share in Allied Arthur Pierre SA	Transeuro Amertrans International Holdings B.V.	1
	A quota of HUF 100,000 representing 0.4% of the registered capital of in Allied Pickfords KeS Kft (voting rights: 10 votes)	Transeuro Amertrans International Holdings B.V.	1
	33,861shares in SIRVA France S.A.S.(1)	Transeuro Amertrans International Holdings B.V.	14,983

Part B : Shares/Target Companies

1 Business Seller	2 Business	3 Business Purchaser	4 Debt Free/Cash Free Price
Allied Arthur Pierre NV	The Business	Smit Matrix BV	783,342

(1)           As increased by the issue of 26,667 new Shares on 27 March 2007.

SCHEDULE 2

THE BUSINESS

Part A : Categories of Business Assets

The Business referred to in Part B of Schedule 1 includes the following Business Assets (but in each case excludes the Excluded Assets and the Excluded Liabilities):

(a)                                  Business Properties;

(b)                                 Business Loose Plant and Equipment;

(c)                                  Stock;

(d)                                 Trade Debtors;

(e)                                  benefit of all Business Contracts;

(f)                                    Business Claims;

(g)                                 Business Information;

(h)                                 Business IP owned or used by the Business Seller that relates exclusively to the Business;

(i)                                     IT Systems used by the Business Seller that relate exclusively to the Business; and

(j)                                     Business Goodwill.

Part B : Excluded Assets

(a)                                  The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts).

(b)                                 Non-Exclusive Information;

(c)                                  Any cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) or cash equivalents owned by any member of the Sellers’ Group, together with any account relating to the deposit or holding of such cash or cash equivalent;

(d)                                 The benefit of any insurance policies held by the Sellers’ Group which relate to the Business; and

(e)                                  Any right to repayment of tax and the benefit of any other claim in respect of tax.

Part C : Excluded Contracts

(a)                                  The credit facility dated 12 February 2004 between Allied Arthur Pierre NV and Fortis Bank NV; and

(b)                                 Any contract or agreement relating to the deposit or holding of cash or cash equivalents referred to in paragraph (c) of Part B of this Schedule 2.

Part D : Excluded Liabilities

(a)                                  Any liability of the Business Seller with respect to the conduct of the Business which is the subject matter of the Relevant Investigations and in respect of which the Sellers have indemnified the Purchasers pursuant to clauses 5.3 and/or 5.4;

(b)                                 Any tax for which the Business Seller is liable in respect of the Business or any Business Asset;

(c)                                  Excluded Business Debt; and

(d)                                 Any liability under the Excluded Contracts.

For the avoidance of doubt, references in Parts B to D of this Schedule 2 to the Sellers’ Group or any member of the Sellers’ Group shall not be taken to refer to any Target Company.

SCHEDULE 3

SELLER WARRANTIES

Part A : General/Commercial

1.      THE SELLERS’ GROUP AND THE SHARES

1.1   Authorisations, valid obligations, filings and consents.

(a)                                  Each Seller has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

(b)                                 Entry into and performance by each member of the Sellers’ Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

1.2   The Sellers’ Group, the Shares and the Target Companies.

(a)                                  Each of the Sellers and the Target Companies is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.  Each Target Company has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)                                 None of the Sellers nor any of their respective parent companies is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Sellers or any of their respective parent companies and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Sellers nor any of their respective parent companies and no event has occurred to give the right to enforce such security.

(c)                                  Each Share Seller is or will at Closing be entitled to transfer (or procure the transfer of) the Shares set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 on the terms of this Agreement.

(d)                                 All the Shares are fully paid or properly credited as fully paid and each Share Seller is or will at Closing be the sole legal and beneficial owner of the number of shares in the capital of the relevant Target Company set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 free from all Third Party Rights.

(e)                                  No member of the Sellers’ Group has entered into any agreement whereby any person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Target Company.

(f)                                    The information on the Target Companies set out in Exhibit 2 is accurate in all material respects. All the issued shares in each Subsidiary are held by Target Companies, except as otherwise specified in Exhibit 2.

1.3   Other interests.  No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Target Company listed in Exhibit 2).

2.      FINANCIAL MATTERS

2.1   The Last Accounts.  The Last Accounts fairly present the state of affairs of the Target Company or Target Companies or the Business Seller to which they relate and its or their assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date, in each case comply with generally accepted accounting principles in the relevant jurisdiction as at the Last Accounts Date and were in each case prepared in all material respects consistently with the Accounts for the relevant entity for the year ended 31 December 2004.

2.2   Local Statutory Accounts Reconciliation Statements.  The Local Statutory Accounts Reconciliation Statements fairly present the adjustments that it would have been necessary to make to each set of Last Accounts, as respectively prepared in accordance with generally accepted accounting principles in the relevant jurisdiction as in force at their date of preparation, in order for those accounts to be prepared in accordance with US GAAP as in force as at that date.

2.3   The Management Accounts.  The Management Accounts have been prepared on a basis that is consistent with, and in accordance with, the standards, principles, and practices used in the preparation of the management accounts for the relevant Target Company or Target Companies or the Business Seller in respect of the period of 12 months prior to the Last Accounts Date.  Such Management Accounts do not materially misrepresent the position of the Target Company or Target Companies or the Business Seller to which they relate, having regard to the purposes for which they were prepared.

2.4   Position since Last Accounts Date.  Since the Last Accounts Date:

(a)                                  each Target Company and the Business Seller has carried on business in the ordinary course;

(b)                                 no Target Company nor the Business Seller has declared, authorised, paid or made any dividend or other distribution, nor has it reduced paid-up share capital (except for any dividends provided for in the Accounts);

(c)                                  no Target Company has issued or agreed to issue any share or loan capital;

(d)                                 no Target Company or Business Seller has repaid any borrowing or indebtedness in advance of its stated maturity.

2.5   Statutory books.  The statutory books of each Target Company and of the Business Seller required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3.      FINANCIAL DEBT

No Target Company owes any material  Financial Debt to any person outside the Sellers’ Group other than Financial Debt owing pursuant to agreements or instruments details of which are set out in the Data Room.

4.      REGULATORY MATTERS

4.1   Licences.  None of the Target Companies or the Business Seller has received any written notice from a Governmental Entity in the 12 months prior to the date of this Agreement alleging that any Target Company or the Business Seller has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on the business of any Target Company effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations.  In cases where any of the Target Companies acts in any of the jurisdictions through a representative office, such representative office was duly established (and, inter alia, acquired all material accreditations and permits as may be required to operate the business of that representative office under the local laws) and is validly existing and operating under the applicable laws of that jurisdiction.  A licence, accredition, permission, authorisation or consent is material for this purpose if failure to obtain it would have a cost (including, for these purposes, a loss of profit) to any Target Company of US$ 75,000 or more.

4.2   Compliance.  So far as the Sellers are aware, in the 12 months prior to the date of this Agreement:

(a)                                  each Target Company and the Business Seller has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents; and

(b)                                 there has been no default by any Target Company or the Business Seller under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated or in which it operates through a representative office which applies to the business of any Target Company or its representative office (or any part of it) where such default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the business of any Target Company of US$ 75,000 or more.

4.3   Competition. Save for the matters referred to in the Relevant Investigations, and so far as the Sellers are aware, no Target Company nor the Business Seller is a party to any agreement, arrangement or course of conduct which infringes the Competition Law of any jurisdiction where the Target Companies or the Business Seller have assets or carry on business or sell services.  No Target Company nor the Business Seller is bound by or party to any order, judgment, decision, direction, undertaking or assurance made by or given to any

Governmental Entity under applicable Competition Law.  In each case so far as the Sellers are aware, since 1 January 2002 there has not been:

(a)                                  any investigation by any Governmental Entity concerning alleged anti-competitive practices which involves a Target Company other than the Relevant Investigations, nor are there any circumstances which are likely to give rise to any such investigation; or

(b)                                 any litigation which remains outstanding or litigation which has been threatened in writing against any Target Company concerning alleged breaches of Competition Law by any Target Company, in each case in any jurisdiction where the Target Companies have assets or carry on business or sell goods and services.

5.      THE BUSINESS ASSETS

For the purposes of this paragraph 5, a material asset shall mean an asset with an original cost of US$ 75,000 or more but does not include any of the Properties.

5.1   Ownership.  The Business Seller and/or the Target Companies own or are entitled to use all the assets necessary to carry on, with respect to the Business Seller, the Business, and with respect to the Target Companies, their respective businesses, in all material respects as currently carried on.  No Target Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of its business included in the Last Accounts.

5.2   Possession.  The material assets of the Target Companies and the Business are in the possession or under the control of the Target Companies or the Business Seller.

5.3   Insurances.  The Data Room contains a summary of the insurances maintained by or covering each Target Company and the Business.  No member of the Sellers’ Group (in relation to any Target Company) or Target Company has made any claim in excess of US$ 75,000 under any such policy of insurance which is still outstanding.

6.      CONTRACTUAL MATTERS

6.1   Material contracts.  No Target Company or Business Seller is a party to any agreement:

(a)                                  under the terms of which, as a direct result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option) or (ii) any Target Company will be in material default, where such relief, exercise or default is likely to have a cost (including, for this purpose, a loss of profit) to any Target Company of US$ 75,000 or more;

(b)                                 which is material and is not in the ordinary course of business;

(c)                                  which is material and is with any member of the Sellers’ Group and is not on an arm’s length basis; or

(d)                                 which is a joint venture, consortium, partnership or profit (or loss) sharing agreement.

6.2   Defaults.  None of the Target Companies nor the Business Seller has received written notice in the 12 months prior to the date of this Agreement that it is in material default under any contract to which it is a party; for this purpose, material means a default which is likely to have a cost (including, for this purpose, a loss of profit) to any Target Company or the Business of US$ 75,000 or more.

7.      LITIGATION AND INVESTIGATIONS

7.1   Litigation.  No Target Company or Business Seller is involved as a party in any material litigation, arbitration or administrative proceedings and, so far as the Sellers are aware, no such proceedings have been threatened in writing by or against a Target Company or the Business Seller.  For this purpose:

(a)                                  material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Companies or the Business of US$ 50,000 or more; and

(b)                                 any proceedings for collection by a Target Company or the Business Seller of debts arising in the ordinary course of business and any proceedings in respect of claims fairly and specifically identified in the Disclosure Letter and/or Data Room as insured claims are excluded.

7.2   Investigations.  Other than as described in clauses 5.3 to 5.8 inclusive of this Agreement, and so far as the Sellers are aware, none of the Target Companies nor the Business Seller has received written notice in the 24 months prior to the date of this Agreement of any current or pending investigation by a Governmental Entity concerning any Target Company or the Business Seller.

8.      INSOLVENCY ETC.

8.1   Winding up.  No member of the Sellers’ Group or Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of, or bankruptcy or insolvency proceedings relating to, the Sellers, any Target Company or the Business Seller, or for the closing of a representative office of any of the Target Companies in any jurisdiction where the Target Companies operate through a representative office, or for the appointment of any provisional liquidator (or written notice of any equivalent order, petition or meeting or appointment in the relevant jurisdiction).

8.2   Administration and receivership.  No member of the Sellers’ Group or any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of any Target Companies.

8.3   Voluntary arrangement etc.  None of the Target Companies nor the Business Seller has made any voluntary arrangement with any of its creditors (or the equivalent to a voluntary arrangement with any of its creditors in the relevant jurisdiction) in the 2 years prior to the date of this Agreement.

Part B : IP/IT

1.     Business IP.

1.1   Exhibit 3 is true and accurate and, so far as the Sellers are aware, complete, in all material respects.

1.2   The licences of Intellectual Property Rights granted to, and by, any Target Company or the Business Seller, and which are material to the business of any Target Company or the Business Seller (hereinafter IPR Licences and each being an IPR Licence), are disclosed in the Data Room.  Where an IPR Licence was granted by or to a Target Company or the Business Seller, the relevant Target Company or Business Seller was, at the time of execution of said IPR Licence, duly authorised to do so.

1.3   The Owned IP is not subject to any security interest, option, mortgage, charge or lien, or, so far as the Sellers are aware, any other encumbrance.

1.4   So far as the Sellers are aware none of the Owned IP is the subject of any current claim, opposition, proceedings or attack in relation to its validity or revocability or enforceability or as to the Business Seller’s rights of ownership or any Target Company’s rights of ownership thereto or rights to use such.  No Seller nor any Target Company has in the 12 months prior to the date of this Agreement received written notice of any facts or matters which could reasonably be expected to give rise to any material claim, opposition, proceedings or attack.

2.     No infringement.  No Seller nor any Target Company has, in the 12 months prior to the date of this Agreement, received a written notice alleging that the operations of any Target Company or the Business infringe the Intellectual Property Rights of, or constitute a material breach of any of the terms of any IPR Licence with, a third party or sent a written notice alleging that a third party is infringing the Business IP or is in material breach of any IPR Licence.  No Seller nor any Target Company has, in the 12 months prior to the date of this Agreement, received written notice of any facts or matters which are likely to give rise to any such allegation of infringement or of material breach.

3.     Information technology.  The IT Systems are owned by, or licensed or leased to a Target Company or a Business Seller.  Copies or details of all material licences and leases relating to the IT Systems have been disclosed in the Data Room.  No member of the Sellers’ Group nor any Target Company has, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that a Target Company is in default under any agreements, licences or leases relating to the material IT Systems nor has any formal notice been served in the 12 months prior to the date of this Agreement (for breach or otherwise) by or on any provider of material IT Systems to invoke dispute resolution procedures set out in the relevant agreement, lease or licence (as the case may be) or to terminate the same.  The IT Systems have not, in the 12 months prior to the date of this Agreement, failed to any material extent and the data that they process has not been lost or corrupted to any material extent.

4.     Data protection.

(a)                                  Each Target Company and Business Seller has complied in all material respects with applicable data protection laws.

(b)                                 None of the Target Companies nor the Business Seller has, in the 12 months prior to the date of this Agreement, received a written notice alleging that a Target Company or the Business Seller has not complied with applicable data protection laws.

Part C : Real Estate

1.     General.  The Properties comprise all the land and buildings owned, leased, controlled, occupied or used by any Target Company or the Business Seller.  The information in respect of the Properties set out in Exhibit 4 is accurate in all material respects.

2.     Possession and occupation.  A Target Company or the Business Seller is in possession of and has control of the Properties, all of which are in use.

3.     Title.  No Property is the subject of a subsisting contract for sale, option, right of pre-emption or right of first refusal.  A Target Company or the Business Seller is the sole beneficial owner of, and otherwise absolutely entitled to, each of the Properties and the proceeds of sale of them and all deeds and documents necessary to prove title to the Properties are in the possession or control of the relevant Target Company or the Business Seller.

4.     Adverse Interests.  So far as the Sellers are aware:

(a)                                  None of the Target Companies’ Properties is subject to any matter which materially adversely affects the relevant Target Company’s ability to continue to carry on its existing business from any such Target Companies’ Property substantially in the manner as at present; and

(b)                                 None of the Target Companies nor the Business Seller is in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the freehold or leasehold title to the Properties.

5.     Outgoings.  The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge.

6.     Disputes.  So far as the Sellers are aware, there are no disputes, liabilities, claims or demands relating to or in respect of the Properties or their use which are material and current.

7.     Planning Matters.  So far as the Sellers are aware, the current use of each of the Properties is an authorised use under any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, bye-laws or regulations made or granted under any of them.

8.     Property Liabilities.  None of the Target Companies nor the Business Seller has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Properties.

9.     Leasehold Properties.  In relation to those Properties which are leasehold:

(a)                                  there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant,

(b)                                 no rent is currently under review;

(c)                                  none of the Target Companies nor the Business Seller has paid any rent or other payment ahead of the due date for payment;

(d)                                 so far as the Sellers are aware, all consents necessary to the grant of the relevant lease and any superior lease were obtained;

(e)                                  no surety has been released, expressly or by implication; and

(f)                                    except as otherwise provided by applicable law, statute or regulation in the relevant jurisdiction, no tenancy is being continued after the contractual expiry date.

10.   Due Diligence and information.  The copies of deeds and documents provided by the Sellers relating to the Target Companies’ or the Business Seller’s interest in or use of any of the Properties are accurate in all material respects.

Part D : Environmental

1.     Compliance with Environmental Laws.  So far as the Sellers are aware:

(a)                                  none of the Target Companies nor the Business Seller is (nor has it been within the period of 2 years prior to Closing) in material breach of any Environmental Laws relating to any activities or operations carried on at any Property owned or occupied by any Target Company or Business Seller in relation to the business of any Target Company;

(b)                                 there are no material claims or proceedings pending against any Target Company or Business Seller with respect to any breach of Environmental Laws relating to the business of any Target Company; and

(c)                                  none of the Target Companies nor the Business Seller has received any written statutory complaints or statutory notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the business of any Target Company.

2.     Environmental Consents.  All Environmental Consents required for any activities at any Property have been obtained and are being complied with in all material respects.

Part E : Employment

1.     Data Room items.  The Data Room contains copies of the written terms and conditions of employment for all Key Managers and copies of the standard terms and conditions of employment applicable to all Employees of the Target Companies.  The Data Room contains dates of commencement of employment of all employees of the Target Companies.  The Data Room contains copies of all contractual redundancy policies in place.

2.     Trade Unions.  None of the Target Companies nor the Business Seller recognises any trade union or other body representing its Employees or any of them for the purpose of collective bargaining or negotiating and there are no collective or workforce agreements, including any works council of any description, in force or operation in any Target Company other than those collective agreement(s) in relation to which information is provided in the Data Room.  In particular, no works council has been established in the Target Companies incorporated in The Netherlands.  No Target Company is involved or has been involved during the 12 months prior to the date of this Agreement in any strike, lock-out, industrial or trade dispute or any negotiation with any trade union or body of employees.

3.     Incentive schemes.  None of the Target Companies nor the Business Seller has, nor has any of them agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or Employees engaged in its business.

4.     Notice on termination.  So far as the Sellers are aware, there exists no written or unwritten contract of employment with any Employee that cannot be terminated by the relevant Target Company or the Business Seller on twelve months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction).

5.     Records.  Each of the Target Companies and the Business Seller has maintained records regarding the service of each Employee (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects in accordance with local practice.

6.     Absence.  No employees has been absent from work for more than 12 weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement.

7.     Key Managers.  No Key Manager has given or been given notice which has not yet expired terminating his or her employment.  No Target Company nor the Business Seller has agreed to employ or engage or made any offers to employ or engage any person who would assume managerial responsibility.  No Target Company nor the Business Seller has made, agreed or proposed, or is party to any contractual arrangement to make, any change to terms and conditions of employment or engagement of any Key Manager.

8.     Monies outstanding. There are no amounts owing to any Employees or former employees of any Target Company or Business Employees, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed.

9.     Discipline and Performance. As far as the Seller is aware, no Key Manager is subject to any material disciplinary action or performance management or engaged in any grievance procedure.

10.   Compliance. The Target Companies and the Business Seller have, in relation to all Employees and former employees of any Target Company and in relation to all present Business Employees, used reasonable endeavours to comply in all material respects with: (i) all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions; and (ii) all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

Part F : Retirement Benefits

1.     Retirement Benefits/Seller Employee Benefit Plans.  All Seller Employee Benefit Plans are listed at Part C (reference Part F warranties) of the Disclosure Letter and/or disclosed in the Data Room. Other than those Seller Employee Benefit Plans (and any statutory or mandatory social security plans operated under public law, statute or regulation in the relevant jurisdiction), no Target Company or member of the Sellers’ Group provides or contributes to or is liable to provide or contribute to the provision of Retirement Benefits for or in respect of any Employee.

2.     Disclosure of Documents.  In the Data Room and/or the Disclosure Letter there are:

(a)                                  all documents containing material provisions currently governing each Seller Employee Benefit Plan;

(b)                                 details of all material benefit announcements that have not been incorporated into the documents referred to in paragraph 2(a) relating to each Seller Employee Benefit Plan;

(c)                                  all insurance policy documents and contracts relating to each Seller Employee Benefit Plan;

(d)                                 the latest annual accounts (if any) of each Seller Employee Benefit Plan; and

(e)                                  lists showing the current salary, age and length of service of all Employees of each Target Company who are members of a Seller Employee Benefit Plan,

which, in each case, are accurate in all material respects as at the date of this Agreement.

3.     Approval.  Any Seller Employee Benefit Plan that is capable of Approval is Approved on the date of this Agreement.

4.     Payments in respect of the Seller Employee Benefit Plans.  The rates at which contributions to each Seller Employee Benefit Plan are paid are set out in the Data Room and/or the Disclosure Letter.

5.     Due Payment.  All amounts which have fallen due to be paid to or in respect of the Seller Employee Benefit Plans by any Target Company or member of the Sellers’ Group on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full.

6.     Compliance.  Each Target Company and each member of the Sellers’ Group and as far as the Sellers are aware the trustees of each Seller Employee Benefit Plan currently comply in all material respects with their respective obligations under the Seller Employee Benefit Plans, and each Seller Employee Benefit Plan is currently administered and operated in all material respects in accordance with all applicable laws, regulations, and the provisions of the relevant Seller Employee Benefit Plan’s governing documentation.

7.     Disputes and Investigations.  Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened in writing against any Seller Employee Benefit Plan or as far as the Sellers are aware against the trustees of any Seller Employee Benefit Plan in respect of any act, event, omission or other matter arising out of or in connection with any Seller Employee Benefit Plan which are in each case material.

8.     Funded Seller Employee Benefit Plans.  The only liability (actual or contingent, present or future) of the Sellers, any Target Company and any member of the Sellers’ Group to any person under any funded Seller Employee Benefit Plan is to contribute to the relevant Seller Employee Benefit Plan the amount set out in and calculated as described in the Data Room and/or in Part C (reference Part F warranties)  of the Disclosure Letter (as referred to in paragraph 5 above).

9.     Definitions.  Unless otherwise defined in Schedule 13 to this Agreement, in this Part F the following words and expressions shall have the following meanings:

Approval means approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable regulatory authorities in the relevant state or jurisdiction, in order to obtain tax approved, favoured or qualified status in the relevant jurisdiction, and Approved shall be construed accordingly;

Retirement Benefit means any pension, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service (except to the extent that such benefits are enhanced where termination of employment is on account of redundancy on or at the request of the employer) in respect of an Employee’s employment.  This does not include benefits provided under an arrangement the sole purpose of which is to provide benefits on the accidental injury or death of an Employee; and

Seller Employee Benefit Plan means, in any jurisdiction, each scheme, fund, arrangement, plan or agreement (whether funded or unfunded) under which the Sellers or any member of the Sellers’ Group or any Target Company provides, is liable to provide or has agreed to provide (or to which the Sellers or any member of the Sellers’ Group or any Target Company contributes, is liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Employee, but shall not include any statutory or mandatory social security plans operated under public laws, statute or regulated in a relevant jurisdiction which provide Retirement Benefits.

SCHEDULE 4

SELLERS’ GUARANTOR WARRANTIES

1.             The Sellers’ Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.             The Sellers’ Guarantor has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.             Entry into and performance by the Sellers’ Guarantor of this Agreement will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

4.             Neither the Sellers’ Guarantor nor any of its Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Sellers’ Guarantor or any of its Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Sellers’ Guarantor or any of its Affiliates and no event has occurred to give the right to enforce such security.

SCHEDULE 5

LIMITATIONS ON LIABILITY

1.     Time Limits.  The Sellers shall not be liable for any Claim unless the Sellers receive from the Purchasers written notice (within 30 days of the Purchasers becoming aware of such Claim) containing specific details of the Claim including the Purchasers’ estimate (on a without prejudice basis) of the amount of the Claim:

(a)                                  prior to 30 June 2008, in the case of a Non-Tax Claim (other than a Claim pursuant to clauses 5.3, 5.4 and 5.5);

(b)                                 prior to 31 March 2009, in the case of a Claim pursuant to clauses 5.3, 5.4 or 5.5, provided that if a member of the Sellers’ Group appeals the relevant Target Company Sanction, Sellers’ Group Sanction or Customer Liability, such period shall be extended to the date that is 2 weeks following the date on which any such appeal is determined by the relevant Governmental Entity or is otherwise withdrawn by the relevant member of the Sellers’ Group; or

(c)                                  prior to the sixth anniversary of the end of the accounting period in which Closing occurs or, if later, three months after the end of any relevant statutory limitation period or any relevant assessment becoming final and non appealable, in the case of a Tax Claim.

2.     Thresholds for Claims.  The Sellers shall not be liable for any single Claim (other than Claims under clauses 5.3, 5.4 or 5.5 or the Tax Covenant):

(a)                                  unless the amount of the liability pursuant to that single Claim exceeds US$ 10,000 (in which case the Purchasers shall be able to claim only for the excess over US$ 10,000); and

(b)                                 unless the aggregate amount of the liability of the Sellers for all Claims (other than Claims under clauses 5.3, 5.4 or 5.5) and not excluded by sub-paragraph (a) exceeds US$ 400,000 (in which case the Purchasers shall be entitled to claim for the entire amount and not only for the excess).

3.     Maximum limit for all Claims.  The aggregate amount of the liability of the Sellers for all Claims (other than Claims under clause 5.4) shall not exceed an amount equal to US$ 5,000,000.

4.     Claim to be withdrawn unless litigation commenced.  Any Non-Tax Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served.  No new Non-Tax Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Non-Tax Claim.

5.     Claims only to be brought under relevant Warranties.  The Purchasers acknowledge and agree that the only Warranties given in relation to:

(a)                                  Intellectual Property Rights and information technology or any related claims, liabilities or other matters (IPR Matters) are set out in Part B of Schedule 2 and no other Warranty is given in relation to IPR Matters;

(b)                                 real estate and planning and zoning matters or any related claims, liabilities or other matters (Real Estate Matters) are those set out in of Part C of Schedule 2 and no other Warranty is given in relation to Real Estate Matters;

(c)                                  environment or any related claims, liabilities or other matters (Environmental Matters) are those set out in Part D of Schedule 2 and no other Warranty is given in relation to Environmental Matters;

(d)                                 the employment of any past or present employee of any Target Company or any member of the Sellers’ Group or any related claims, liabilities or other matters (Employee Matters) are set out in Part E of Schedule 2 and no other Warranty is given in relation to Employee Matters;

(e)                                  retirement benefits, pensions or superannuation or any related claims, liabilities or other matters (Retirement Benefits Matters) are set out in Part F of Schedule 2 and no other Warranty is given in relation to Retirement Benefits Matters;

(f)                                    taxation or any related claims, liabilities or other matters (Tax Matters) are those set out in Part A of Schedule 10 and no other Warranty is given in relation to Tax Matters.

6.     Matters disclosed.  The Sellers shall not be liable for any Claim for breach of the Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed.

7.     Matters provided for or taken into account in adjustments.  The Sellers shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is disclosed, allowed, provided or reserved for in the Last Accounts or the Management Accounts or is provided for or otherwise taken into account in the Closing Statement or any consequent adjustment to any Initial Share Price or the Initial Business Price.

8.     Contingent liabilities.  If any Claim for breach of Warranties is based upon a liability which is contingent only, the Sellers shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchasers have the right under paragraph 1 of this Schedule 5 to give notice of that Claim before such time).

9.     No liability for Claims arising from acts or omissions of Purchasers.  The Sellers shall not be liable for any Non-Tax Claim to the extent that it would not have arisen but for any voluntary act, omission or transaction carried out:

(a)                                  after Closing by the Purchasers or any member of the Purchasers’ Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Target Company or the Business; or

(b)                                 before Closing by any member of the Sellers’ Group or any Target Company outside the ordinary and usual course of its business at the direction or request of the Purchasers or any member of the Purchasers’ Group.

10.   Purchasers’ duty to mitigate.  The Purchasers shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Sellers of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

11.   Insured Claims.  The Sellers shall not be liable in respect of any Non-Tax Claim to the extent that the amount of such Claim is recovered by the Purchasers under a policy of insurance or would have been recovered by the Purchasers if the policies of insurance effected by or for the benefit of the Target Companies or the Business, as applicable, had been maintained after Closing.

12.   Recovery from third parties.  Where the Purchasers or any member of the Purchasers’ Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchasers or any member of the Purchasers’ Group (in whole or in part) in respect of the liability or loss which is the subject of a Non Tax Claim, the Purchasers or relevant member of the Purchasers’ Group shall (i) promptly notify the relevant Seller or Sellers (as the case may be) of the fact and provide such information as the Seller or Sellers (as the case may be) may reasonably require (ii) take all reasonable steps or proceedings as the Seller or Sellers may require to enforce such right and (iii) if a Seller has made a payment to the Purchasers in relation to the relevant Claim, pay to the relevant Seller as soon as reasonably practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery).

13.   No liability for legislation or changes in rates of tax.  The Sellers shall not be liable for any Non Tax Claim (other than pursuant to paragraph 15 of Part B of Schedule 10 (Tax Gross Up)) if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.

14.   No double recovery.  The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, costs, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

15.   Purchasers’ knowledge.  The Sellers shall not be liable for any Claim for breach of the Warranties if and to the extent that the Purchasers, or any of their Affiliates which have been involved in the Proposed Transactions, is aware at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim; and (ii) that the fact, matter, event or circumstance is capable of giving rise to a Claim.

16.   Waiver of right of set-off.  The Purchasers waive and relinquish any right of set-off or counterclaim, deduction or retention which the Purchasers might otherwise have in respect of any Claim against or out of any payments which the Purchasers may be obliged to make (or procure to be made) to the Sellers pursuant to this Agreement or otherwise.

17.   Sellers to have opportunity to remedy breaches.  If a breach of the Warranties is capable of remedy, the Purchasers shall only be entitled to compensation if, having given the Sellers written notice of the breach, the breach is not remedied within 30 days after the date on which such notice is served on the Sellers.  Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchasers’ Group shall) provide all reasonable assistance to the Sellers to remedy any such breach.

18.   Consequential losses.  The Sellers shall not be liable in relation to any Claim for breach of Warranty for any indirect or consequential loss or damage of any kind.

SCHEDULE 6

PURCHASERS AND PURCHASER GUARANTOR WARRANTIES

1.     Each of the Purchasers and the Purchasers’ Guarantor is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.     Each of the Purchasers and the Purchasers’ Guarantor has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.     Entry into and performance by each member of the Purchasers’ Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4.     None of the Purchasers, the Purchasers’ Guarantor or any their respective Affiliates is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchasers, the Purchasers’ Guarantor or any of their Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchasers, the Purchasers’ Guarantor or any of their Affiliates and no event has occurred to give the right to enforce such security.

5.     The Purchasers have available cash or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Initial Cash Price and meet their other obligations under this Agreement and, in the case of loan facilities, they involve no material pre-conditions and the Purchasers will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Closing.

SCHEDULE 7

CONDUCT OF THE TARGET COMPANIES AND THE BUSINESS PRE-CLOSING

1.     From the date of this Agreement until Closing, each Seller shall (unless otherwise required or permitted by the terms of any Transaction Document or as may be approved by the Purchasers, such approval not to be unreasonably withheld or delayed) ensure that, in relation only to itself and the applicable Target Companies:

(a)                                  the Business and the business of the Target Companies is carried out in the ordinary course;

(b)                                 no Target Company nor, in respect of the Business, the Business Seller:

(i)                           enters into any contract or commitment that is not in the ordinary course;

(ii)                        declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital;

(iii)                     issues or agrees to issue or allots any share capital (except, in the case of  Target Company, to another Target Company);

(iv)                    grants any lease or third party right in respect of any of the Properties or transfers or otherwise disposes of any of the Properties;

(v)                       makes any loan other than as between Target Companies or in the ordinary course;

(vi)                    enters into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms where the asset cost exceeds US$ 50,000;

(vii)                 grants, issues or redeems any mortgage, charge, debenture or other security or give any guarantee or indemnity other than in the ordinary course;

(viii)              makes, or announces to any person any proposal to make, any change or addition to any retirement/disability benefit of or in respect of any of its directors or Employees or former directors or former employees (or any dependant of any such person) or to any share scheme (other than any change required by law and proposed change which is mentioned in the Disclosure Letter) or grants or creates any additional retirement/death/disability benefit or, without limiting the foregoing, takes any action or allows any action to be taken in relation to any share scheme other than in the ordinary course of administering any share scheme or omit to take any action necessary or prudent for the ordinary proper operation of any share scheme;

(ix)                      enters into or terminates any contract which has a value or is likely to involve expenditure in excess of US$ 50,000 per annum or which cannot be performed within its terms within 3 years after the date on which it is entered into;

(x)                         institutes or settles any litigation where that action is likely to result in a payment to or by a Target Company of US$ 75,000 or more (except for collection in the ordinary course of trading debts none of which exceeds US$ 75,000);

(xi)                      creates any Third Party Right over the Shares or the shares or assets of any Target Company or over any of the Business Assets other than a Permitted Encumbrance;

(xii)                   surrenders, transfers, claims or agrees to surrender, transfer or claim any amount of Group Relief (as that term is defined in Schedule 10); or

(xiii)                borrows any money (except borrowings from its bankers not exceeding US$ 75,000) or makes any payments out of drawings on its bank accounts (except routine payments),

(c)                                  all transactions between any Target Company and any member of the Sellers’ Group take place in a manner and on terms consistent with previous practice in the 12 months prior to the date of this Agreement;

(d)                                 other than in the ordinary course of business, no member of the Sellers’ Group or Target Company (i) employs or agrees to employ any new persons fully or part time in a senior managerial capacity in the business of any Target Company; (ii) makes changes (other than those required by law) in terms of employment (including pension fund commitments) in each case in circumstances which are likely to increase in aggregate the total staff costs of the business of any Target Company by more than 5.0% per annum; or (iii) terminates (other than for cause) the employment contract of any Employee of the Business;

(e)                                  the Target Companies and the Business Seller use all reasonable endeavours to preserve the goodwill of their respective businesses.

2.     The Purchasers shall not exercise any of their rights pursuant to this Schedule 7 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of any Target Company and the Business Seller.

3.     Without prejudice to the provisions of Schedule 10, nothing in this Schedule 7 nor any other provision of this Agreement shall operate to prevent any Target Company or the Business Seller from taking such action prior to Closing as is necessary to implement the Pre-sale Restructuring.

SCHEDULE 8

CLOSING ARRANGEMENTS

Part A : Seller Obligations

At Closing, the Sellers shall deliver or ensure that there is delivered to the relevant Purchaser (or made available to the Purchasers’ reasonable satisfaction):

(a)                                  duly executed transfers into the name of the Share Purchaser in respect of all the Shares, including:

(i)                                     in respect of the Shares issued by SIRVA France, the duly executed “ordres de mouvement de titres et formulaires cerfa” (transfers and tax forms);

(ii)                                  in respect of the Shares issued by Allied Arthur Pierre SA, the duly updated shareholders’ register;

(iii)                               in respect of the Shares issued by Allied Pickfords B.V. and Allied Varekamp B.V., notarial deeds of transfer duly executed by NAIHC and the Share Purchaser;

(iv)                              in respect of the Shares issued by Scanvan Holding AB, the share certificates (if any) and the updated shareholders’ register;

(v)                                 in respect of the bearer Shares issued by SIRVA S.A., delivery of all share certificates to the Share Purchaser;

(vi)                              in respect of the Shares issued by Allied Pickfords s.r.o., the notarial transfer agreement in customary form, duly executed by NAIHC and the Share Purchaser;

(vii)                           in respect of the Shares issued by Allied Pickfords Polska Sp. Zoo., the notarial transfer agreement in customary form duly executed by NAIHC and the Share Purchaser;

(viii)                        in respect of the Shares issued by SIRVA Deutschland GmbH  (Germany), the notarial transfer agreement in customary form duly executed by NAIHC and the Share Purchaser; and

(ix)                                in respect of the Shares issued by Allied Pickfords KeS Kft, the transfer agreement in customary form duly executed by NAIHC and the Share Purchaser, and evidence of the waiver by each quotaholder (NAIHC and Pierre Finance) of all rights of first refusal/pre-emption, in accordance with the Articles of Association of Allied Pickfords KeS Kft and Hungarian law;

(b)                                 (in respect of each Target Company) the resignation of each director, company secretary and auditor of that Target Company as may be notified by the Purchasers not later than 7 Business Days prior to Closing, such resignations to comply with the laws of the jurisdiction in which the relevant Target Company is incorporated and/or that Target Company’s constitutional documents and, in respect of any resignation to be provided by Kevin Pickford, Eric Machiels and/or Stephen Boyd only pursuant to this paragraph (b), such resignation shall incorporate a statement confirming that the person resigning does not have any claim against the relevant Target Company for loss of office as director or company secretary (as applicable);

(c)                                  a copy (certified by a duly appointed officer as true and correct) of a resolution of the board or, as applicable, supervisory board of directors of the relevant Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it; and

(d)                                 possession of the Business Properties and of the other tangible Business Assets agreed to be sold under this Agreement.

Part B : Purchaser Obligations

At Closing, the Purchasers shall:

(a)                                  deliver (or ensure that there is delivered to the Sellers) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Purchasers (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)                                 pay to the Sellers the Initial Cash Price in accordance with clause 2.4.

Part C : Inter-Company Debt

At Closing, the Sellers and the Purchasers shall carry out their respective obligations under Schedule 11 (Inter-Company Debt) required to be performed at Closing.

Part D : General

1.     The Sellers and the Purchasers shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.  If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by the Sellers provided it is consistent with the terms of this Agreement.

2.     At or before Closing, the Sellers and the Purchasers shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(a)                                  the Transitional Services Agreement;

(b)                                 each of the Authorised Representative Agreements;

(c)                                  the Licence Agreement;

(d)                                 the UK agency agreement to be entered into between SIRVA UK Limited and Team Relocations Limited; and

(e)                                  the Preferred Representative Agreements.

3.     If any document listed in this Schedule 8 is required to be notarised, the parties shall execute such document at a location notified by the Sellers to the Purchasers at least the Business Day before Closing where a notary with the required qualification will be present.

4.     All documents and items delivered at Closing pursuant to this Schedule 8 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place.  Simultaneously with:

(a)                                  delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)                                 receipt of an electronic funds transfer to the Sellers’ Bank Accounts in accordance with clause 2.4(a) of this Agreement in immediately available funds of the Initial Cash Price, the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

5.     Except as otherwise provided in this Schedule 8, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

SCHEDULE 9

BUSINESS CONTRACTS

The provisions of this Schedule 9 shall apply if and to the extent that a Third Party Consent is required in relation to a Business Contract or Business Claim as specified in clause 10.5.

1.     Each of the Purchasers and each relevant member of the Purchasers’ Group shall use all reasonable efforts, with the co-operation of the Sellers or relevant member of the Sellers’ Group, to obtain any Third Party Consent by Closing.  The Purchasers shall ensure that members of the Purchasers’ Group provide any information reasonably requested for that purpose by the person, firm or company concerned.

2.     If any such Third Party Consent has not been obtained by Closing, then until it is obtained:

(a)                                  the obligation of the Purchasers to use all reasonable efforts to obtain that Third Party Consent shall continue;

(b)                                 the transfer of that Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the Business Seller shall from Closing hold it on trust for the Business Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the Business Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Closing to the extent that they relate to such Business Contract or Business Claim net of any taxation suffered thereon (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(c)                                  the Business Purchaser shall perform (as the sub contractor or agent of the Business Seller) all the obligations of the Business Seller under any Business Contract to be discharged after Closing and indemnify the Sellers against any and all Costs suffered or incurred as a result of any failure by the Business Purchaser to perform those obligations;

(d)                                 the Sellers shall from Closing give all reasonable assistance to the Business Purchaser (at the Business Purchaser’s written request and sole expense) to enable the Business Purchaser to enforce its rights under the Business Contracts or Business Claims, provided that:

(i)                                     no member of the Sellers’ Group shall be obliged to make any payment (in money or money’s worth) under this sub-paragraph (d) unless it has first been paid the amount concerned by the Purchasers nor shall it be obliged to become involved in any legal action; and

(ii)                                  the Business Purchaser shall not agree to any amendment or waiver of those rights under the relevant Business Contract or Business Claim (which continue to be rights of the Sellers or of a member of the Sellers’ Group) without prior written approval of the Sellers or of the relevant member of the Sellers’ Group.

3.     If:

(a)                                  the terms of any particular Business Contract do not permit the Business Purchaser to perform the Business Seller’s obligations as sub-contractor or as agent; or

(b)                                 any Third Party Consent is not obtained within 3 months after the Closing Date or is refused and the procedure set out in this Schedule does not enable the benefit of any Business Contract or Business Claim to be enjoyed in all material respects by the Business Purchaser or another member of the Purchasers’ Group after the Closing Date, then the Sellers and the Purchasers shall use all reasonable efforts to achieve an alternative solution by which the Business Purchaser shall receive the benefit of the relevant Business Contract or Business Claim and assume the associated obligations (provided that no member of the Sellers’ Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).

4.     The Purchasers shall indemnify each member of the Sellers’ Group against any and all Costs suffered or incurred by the relevant member of the Sellers’ Group as a result of any Third Party Consent not being obtained or which are otherwise suffered or incurred as a result of any action taken by the parties pursuant to this Schedule 9.

SCHEDULE 10

TAX

Part A — Tax Warranties

1.      GENERAL/COMPLIANCE

Last Accounts

1.1   All liabilities, whether actual or deferred, contingent or disputed, of each Target Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Last Accounts Date are fully provided for or (as appropriate) disclosed in the Last Accounts.

Position since Last Accounts Date

1.2   Since the Last Accounts Date,

(a)                                  No Target Company has been involved in any transaction and no Event has occurred which has given or may give rise to a liability to Tax on any Target Company (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of the Target Company concerned arising from transactions entered into by it in the ordinary course of business; and

(b)                                 no accounting period of any Target Company for the purposes of any Tax has ended otherwise than by effluxion of time.

Returns etc

1.3   Except as otherwise provided in the Disclosure Letter, each Target Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities prior to the Closing Date and has maintained all records required to be maintained for Tax purposes.

1.4   Except as otherwise provided in the Disclosure Letter, all information set out in paragraph 1.3 above was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the relevant Sellers are aware are not likely to be, or reveal any transactions which may be, the subject of any dispute with, or any enquiry raised by, any Tax Authority.

1.5   Except as otherwise provided in the Disclosure Letter, all amounts of or in respect of Tax that the Target Companies are or have been obligated to pay (insofar as such Tax ought to have been paid) has been paid.

1.6   So far as the Sellers are aware, no Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of any Target Company.

1.7   Except as disclosed in the Disclosure Letter, no Target Company is or will be bound by any tax indemnity, tax sharing arrangement or tax allocation agreement (however described).

Disputes, investigations

1.8   No Target Company is involved in any current dispute with any Tax Authority or is or has in the last six years been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority.  So far as the Sellers are aware in relation to each Target Company there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority and, so far as the Sellers are aware, there are no circumstances which make it likely that any Target Company will in the foreseeable future be subject to any such investigation, enquiry, audit or visit.

Secondary Liabilities¶

1.9   Each Target Company is not, and so far as the Sellers are aware, will not become liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax or be deprived of any relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which any other person, or company is or may be primarily liable.

Penalties, interest

1.10 So far as the Sellers are aware, no relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) has been claimed and/or given to any Target Company which has been taken into account in the Last Accounts as an asset or in computing any provision for Tax which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring either at or at any time before Closing or within the ordinary course of business after Closing.

1.11 The Disclosure Letter contains details of all notifications, notices, claims, clearances, elections, surrenders, disclaimers, withdrawals of claims or consents assumed to have been made, given or done for the purposes of computing the provision for Tax in the Last Accounts in relation to any Target Company which have yet at the date of this Agreement to be made, given or done and any rights to make an appeal against any assessment or an application for postponement of any Tax.

1.12 Within the past six years, no Target Company nor any director or officer of any Target Company (in his capacity as such) has paid or become liable to pay, and so far as the Sellers are aware there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).

Withholdings

1.13 So far as the Sellers are aware each Target Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

2.      CAPITAL GAINS

2.1   If each Target Company disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Last Accounts to a person not connected with it and by way of bargain at arm’s length, no liability to Tax would arise by reference to any actual or deemed gain and no Target Company has acquired any such asset (otherwise than from another Target Company) except by way of bargain at arm’s length and from an unconnected person.

2.2   No allowable loss which might accrue on the disposal by any Target Company of any asset is liable to be reduced or eliminated and no chargeable gain is liable to be created or increased by virtue of any depreciatory transaction or reduction in value of that or any related asset for the purposes of corporation Tax on chargeable gains or any corresponding Tax of any relevant foreign jurisdiction.

3.      COMPANY RESIDENCE/PERMANENT ESTABLISHMENT

3.1   Each Target Company is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement).  No Target Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

3.2   No Target Company is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

4.      VALUE ADDED TAX

4.1   For the purposes of this Part A of Schedule 10 the expression “VAT” means value added tax or any other sales or turnover Tax of any relevant jurisdiction, and “VAT legislation” means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority, and any concession referred to in the Disclosure Letter.

4.2   In relation to each Target Company:

(a)                                  it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority;

(b)                                 it has complied fully with and observed in all material respects the terms of VAT legislation;

(c)                                  it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

(d)                                 it obtains credit for all input Tax paid or suffered by it;

(e)                                  it is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

(f)                                    it is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice  which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

4.3   All VAT, import duty and other Taxes or charges payable by any Target Company upon the supply, acquisition, use or importation of goods or services, and all excise duties payable in respect of any assets (including trading stock) imported or owned by any Target Company, have been paid in full.

5.      STAMP DUTY/CAPITAL DUTY

5.1   All documents in the possession or under the control of each Target Company or to the production of which any Target Company is entitled which establish or are necessary to establish the title of any Target Company to any asset, or by virtue of which any Target Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

5.2   All duties, fees and penalties payable in respect of the capital of each Target Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

6.      TAX AVOIDANCE

6.1   So far as the Sellers are aware, no Target Company has been involved in any transaction or series of transactions the sole or one of the main purposes of which is a reduction in the Tax liability of any person or to which a Tax law concerning anti-avoidance applies or may apply.

6.2   All transactions in respect of which any material consent or clearance was required by law from any Tax Authority have been entered into or carried out by the Target Companies after such consent or clearance has first been properly obtained, and so far as the Sellers are aware, any such clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material information in connection with such consent or clearance, and all such transactions for which consent or clearance has been obtained has been carried out in accordance with the terms of such consent or clearance.

7.      TRANSFER PRICING

7.1   So far as the Sellers are aware, all arrangements, transactions or series of transactions between any Group Companies, or between any Target Company and any current or past member of the Retained Group, have been and are on arm’s length terms, and no Target Company is, nor has it been, liable to have its profits for Tax purposes adjusted by reason of any provision of Tax law concerning the adjustment of profits of associated enterprises and no Target Company is in dispute with any Tax Authority in relation to the application of any such provision and each Target Company has complied with all documentation requirements under relevant transfer pricing rules.

7.2   All Target Companies have complied with prevailing administrative practices relating to financial indebtedness and thin capitalisation ratios.

8.      GROUP RELIEF, ETC

8.1   The Disclosure Letter contains full details of all surrenders, transfers, claims and agreements for surrenders, transfers or claims for any amounts by way of Group Relief or for the surrender or transfer to or by each Target Company of any relief, together with details of all payments for Group Relief, or for such surrender or transfer, made or received, in respect of any accounting period ended within six years prior to the date of signing this Agreement.

8.2   To the extent that the provision for Tax, including deferred tax, in the Last Accounts assumes that any Target Company will benefit from any such surrender, transfer or claim, it has the legally enforceable right to the relevant benefit, without any obligation to make any payment not provided for in the Last Accounts.  To the extent that the Last Accounts assume that any Target Company will receive payment for any such surrender, transfer or claim, it has the legally enforceable right to receive that payment, without any obligation to make any surrender, transfer or claim, the effect of which is not reflected in the Last Accounts.

8.3   Except as otherwise provided in the Disclosure Letter, no Target Company is or has been part of a consolidated group taxation regime.

8.4   So far as the Sellers are aware, no charge to Tax will arise in any Target Company as a result of entering into and Completion of this Agreement.

9.      BUSINESS SELLER TAX WARRANTIES

9.1   All documents to which the Business Seller is a party and which are necessary to enforce any rights which may be required for the purposes of the Business or pursuant to which the Business Seller derives title to the Business Assets are in the possession of the Business Seller or under its control and any such documents which attract stamp duty have been duly stamped and any stamp duty, stamp duty land tax or equivalent taxes in any jurisdiction have been duly paid and all such documents have been duly filed as appropriate.

Part B : Tax Covenant

1.      COVENANT TO PAY

1.1   Each Share Seller hereby jointly and severally covenants with the Share Purchaser and its successors in title to pay to the Share Purchaser an amount equivalent to:

(a)                                  any Actual Tax Liability arising in respect of, by reference to or in consequence of:

(i)                              any income, profits or gains earned, accrued or received on or before Closing;

(ii)                           and any Event which occurred on or before Closing; and

(b)                                 any Deemed Tax Liability; and

(c)                                  without prejudice to the generality of paragraph 1.1 (a), any Tax Liability of either of the Share Purchaser or a Target Company arising on or before Closing in respect of or as a consequence of or by reference to the following:

(i)                              Any release of a Third Party Assurance pursuant to clause 14 of the Agreement;

(ii)                           Any action undertaken by Share Purchaser or any Target Company pursuant to clause 17 of the Agreement;

(iii)                        Any payment or discharge or release of inter-Company debt pursuant to Schedule 11 of the Agreement;

(d)                                 any liability to pay for Group Relief or to repay, in whole or in part, any payment previously made for Group Relief pursuant to any arrangement or agreement entered into prior to Closing;

(e)                                  the loss of any right to receive any payment for Group Relief to the extent that such payment is provided for as an asset in the Closing Statement;

together with any costs and expenses referred to in paragraph 4.

1.2   For the avoidance of doubt, paragraph 1.1 above shall not apply to any Tax Liability arising in respect of, by reference to or in consequence of any income, profits or gains earned or accrued after Closing (whether or not as a result of an event which occurred on or before Closing).

2.      EXCLUSIONS

2.1   The covenant contained in paragraph 1.1 shall not cover any Tax Liability to the extent that:

(a)                                  provision or reserve in respect of that Tax Liability has been made in the Closing Statement, or the Tax Liability was taken into account in the preparation of the Closing Statement; or

(b)                                 the Tax Liability was paid or discharged before Closing or such payment or discharge was taken into account in the calculation of the Closing Statement and such payment or discharge has in fact occurred; or

(c)                                  the Tax Liability arises as a result of any change in rates of Tax made after Closing or of any change in law (or a change in interpretation on the basis of case law), regulation, directive or requirement, or the practice of any Tax Authority, occurring after Closing in each case taking effect retrospectively and not actually or prospectively in force at the date hereof; or

(d)                                 the Tax Liability would not have arisen but for the making of a relevant distribution by any of the Share Purchaser, a Target Company, or any person connected with any of them, at any time after Closing; or

(e)                                  the Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by any of the Share Purchaser, a Target Company, or any other person connected with any of them, at any time after Closing which the Share Purchaser knew or ought reasonably to have known would give rise to the Tax Liability and which could reasonably have been avoided, except that this exclusion shall not apply where any such transaction, action or omission is:

(i)                                     carried out or effected by the Target Company concerned pursuant to a legally binding commitment created on or before Closing; or

(ii)                                  carried out or effected by the Target Company concerned in the ordinary course of business of that Target Company as carried on at Closing, provided that for this purpose the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 2.1(e) may apply):

(A)                              any disposal (or deemed disposal for any tax purpose) of assets other than trading stock by any Target Company;

(B)                                any change in the use of an asset by any Target Company;

(C)                                anything which has the result of requiring disposal value to be brought into account, or which crystallises a balancing charge, for capital allowances purposes (or has any similar effect under the laws of any relevant foreign jurisdiction); or

(iii)                               carried out or effected by the Target Company concerned with the agreement of or at the request of the Share Sellers; or

(iv)                              carried out or effected by the Target Company concerned in compliance with any legislation, regulation or with any published practice of (or at the request of) any Tax Authority, as such legislation, regulation or published practice (or request) is in force at Closing;

(f)                                    the Tax Liability comprises interest or penalties arising by virtue of an underpayment of Tax prior to Closing, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Closing of the amount of income, profits or gains to be earned, accrued or received after Closing proving to be incorrect as a result of income, profits or gains arising after Closing, or but for any other event or events occurring after Closing which could not reasonably have been predicted at the time of such payments; or

(g)                                 the Tax Liability arises as a result of a change after Closing in the length of any accounting period for Tax purposes of any Target Company, or a change after Closing in any accounting policy or Tax reporting practice of any Target Company (in each case other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to that Target Company at Closing); or

(h)                                 notice of a claim in respect of the Tax Liability is not given to the Share Sellers prior to the latest of the sixth anniversary of the end of the accounting period of the Target Company concerned in which Closing occurs, three months after the end of any relevant statutory limitation period or three months after any relevant assessment becoming final and non appealable, or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not issued to and (to the extent possible) served upon the Share Sellers within the six month period following such anniversary or period and pursued with reasonable diligence thereafter; or

(i)                                     such Tax Liability arises as a result of any Target Company failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis in each case after Closing otherwise than as a result of any delay, default or failure by the Share Sellers in complying with their obligations under paragraph 11 of this Schedule; or

(j)                                     the Tax Liability arises as a result of the failure of the Share Purchaser to comply with any of its obligations contained in paragraph 8, 11, or 12 hereof; or

(k)                                  any relief (other than a Share Purchaser’s Relief or a relief taken into account under paragraphs 3, 10 or 13) arising in respect of an event occurring or period ending on or prior to Closing is available, or is for no consideration made available by the Share Sellers or any person connected to the Share Sellers (other than a Target Company), to any of the Target Companies to set against or otherwise mitigate the Tax Liability (and so that (a) for this purpose any relief arising in respect of an accounting period falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable, (b) any relief that is so available in relation to more than one Tax Liability to which this Part of this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Share Sellers’ total liability hereunder and (c) the Share Sellers may at their expense require the auditors for the time being of any Target Company to certify the extent to which that Target Company has any reliefs available to which this paragraph may apply); or

(l)                                     the Tax Liability would not have arisen but for:

(i)                           the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Closing and by the Share Purchaser, any Target Company or any person connected with any of them and otherwise than at the direction of the Share Seller pursuant to paragraph 11; or

(ii)                        the failure or omission on the part of any Target Company after Closing otherwise than at the direction of the Share Seller pursuant to paragraph 11 to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, either as the Share Seller may require in respect of periods or matters for which the Share Seller has conduct under paragraph 11 or, in respect of periods or matters for which the Share Seller does not have conduct, in circumstances where the making, giving or doing of which was taken into account in the preparation of the Closing Statement and details have been provided to the Share Purchaser within a reasonable time period disclosing the final date on which such claim, election, surrender or disclaimer must be submitted; or

(m)                               the Tax Liability is a liability to Tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Share Purchaser or any Target Company after Closing.

2.2   The Share Sellers shall have no liability to the Share Purchaser under any part of this Agreement in respect of any non-availability, inability to use, or loss or restriction of any relief (failure of relief) other than pursuant to this Schedule or the Tax Warranties.

2.3   The provisions of paragraph 2.1 shall also operate to limit or reduce the liability of the Share Sellers in respect of claims under the Tax Warranties and any other Warranty insofar as it relates to Tax.

2.4   The provisions of Schedule 5 to this Agreement (Limitations on Liability) shall, to the extent provided for in that Schedule, also apply to limit or reduce the liability of the Share Sellers under this Part of this Schedule (as well as under the Warranties).

3.      OVERPROVISIONS

3.1   The Share Sellers may require the auditors for the time being of any relevant Target Company to certify, at the Share Sellers’ request and expense, the existence and amount of any Overprovision and the Share Purchaser shall provide, or procure that each Target Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.  In so producing any certificate, the auditors shall be acting as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties.

3.2   Subject to paragraphs 3.4 and 3.5 below:

(a)                                  any Overprovision shall first be set against any payment then due from the Share Sellers under paragraph 1 or for breach of the Tax Warranties;

(b)                                 to the extent there is an excess, a payment shall promptly be made to the Share Sellers equal to the aggregate of any payment or payments previously made by the Share Sellers under paragraph 1 or for breach of the Tax Warranties (and not previously refunded under this paragraph 3.2) up to the amount of the excess; and

(c)                                  to the extent that there is any remaining excess, such remaining excess shall be carried forward and set off against any future payment or payments which become due from the Share Sellers under this Schedule.

3.3   Either the Share Sellers or the Share Purchaser may, at its expense, require any certificate produced in accordance with paragraph 3.1 above to be reviewed by the auditors for the time being of any relevant Target Company in light of all relevant circumstances including in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

3.4   If following a request under paragraph 3.3 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of paragraph 3.2, and any adjusting payment that is required shall be made forthwith.

3.5   For the purposes of this paragraph, any Overprovision shall be determined without regard to any Tax Refund to which paragraph 6 applies or any payment or relief to which paragraph 10 applies.

4.      COSTS AND EXPENSES

The covenant contained in this Part of this Schedule shall extend to all reasonable costs and expenses properly incurred by the Share Purchaser or any Target Company in connection with a successful claim made under this Part of this Schedule, or in satisfying or settling any Tax Liability in accordance with paragraph 8 or in connection with any Tax Claim in respect of which a successful claim is made under this Part of this Schedule.

5.      DOUBLE RECOVERY

The Share Purchaser shall not be entitled to recover any amount pursuant to this Part of this Schedule in respect of any claim to the extent that the Share Purchaser or any of the Target Companies has already recovered such amount in respect of such claim under the Warranties or under any other provision of this Agreement or pursuant to any other agreement with the Share Sellers or any company connected with the Share Sellers, or to the extent that recovery has already been made under this Part of this Schedule in respect of the same subject matter.

6.      TAX REFUNDS

6.1   The Share Purchaser shall promptly notify the Share Sellers of any right to receive or actual receipt of any amount by way of repayment of Tax or interest on overpaid Tax or repayment supplement, being an amount to which any Target Company is or becomes entitled or receives wholly in respect of an event occurring or period (or part period) falling prior to Closing, where or to the extent that such amount was not included in the Closing Statement as an asset, is not and does not arise from the utilisation of a Share Purchaser’s Relief and is not a payment or relief to which paragraphs 2.1(k), 3 or 10 applies (a Tax Refund).  The Share Purchaser shall take (or shall procure that the Target Company concerned takes) such action as the Share Sellers may reasonably request to obtain such Tax Refund (keeping the Share Sellers fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation).

6.2   Any Tax Refund actually obtained after Closing, whether by repayment or set off (less any reasonable costs of obtaining it and less any Tax actually suffered thereon) shall be dealt with as follows:

(a)                                  the amount of the Tax Refund shall be set against any payment then due from the Share Sellers under paragraph 1 or for breach of the Tax Warranties;

(b)                                 to the extent that there is an excess, a payment shall promptly be made to the Share Sellers equal to the aggregate of any payment or payments previously made by the Share Sellers under paragraph 1 or for breach of the Tax Warranties (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)                                  to the extent that there is any remaining excess, such remaining excess shall be carried forward and set off against any future payment or payments which become due from the Share Sellers under paragraph 1 or for breach of the Tax Warranties.

6.3   Paragraph 10.4 shall apply in respect of any sum payable to the Share Sellers under this paragraph 6 which is not paid within 5 Business Days of the relevant Tax Refund being obtained by the Target Company concerned (the due date) as it applies to any sum not paid by the Share Purchaser on the due date of payment specified in paragraph 10.2.

7.      SECONDARY LIABILITIES

7.1   The Share Sellers jointly and severally covenant with the Share Purchaser to pay to the Share Purchaser an amount equivalent to: (i) any Tax or any amount on account of Tax which any Target Company, or any other member of the Purchaser’s Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that Tax; or (ii) any German Tax which any Target Company is required to pay as a result of being a member of a consolidated group for German tax purposes (howsoever defined) with any member of the Retained Group for which such Target Company would not have been liable but for being a member of such group.

7.2   The Share Purchaser covenants with the Share Sellers to pay to the Share Sellers an amount equivalent to any Tax or any amount on account of Tax which any member of the Retained Group is required to pay as a result of a failure by any Target Company, or any other member of the Purchaser’s Group, to discharge that Tax.

7.3   The covenants contained in paragraphs 7.1 and 7.2 shall:

(a)                                  extend to any reasonable costs and expenses incurred in connection with such Tax or a claim under paragraph 7.1 and 7.2, as the case may be;

(b)                                 (in the case of paragraph 7.2) not apply to Tax to the extent that the Share Purchaser could claim payment in respect of it under paragraph 1.1 (or would have been able to claim but for paragraph 2.1(h) of Part B of this Schedule or paragraphs 1, 2 or 3 of Schedule 5 (Time / Financial Limits)), except to the extent a payment has been made pursuant to paragraph 1.1 and the Tax to which it relates was not paid by the Target Company concerned; and

(c)                                  not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Share Purchaser or the Share Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder);

7.4   Paragraphs 8.1, 8.2, 8.4 and 9 (conduct of disputes and due date for payment) shall apply to the covenants contained in paragraphs 7.1, 7.2 and 7.3 as they apply to the covenants contained in paragraph 1.1, replacing references to the Share Sellers by the Share Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

8.      NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

8.1   If the Share Purchaser or any of the Target Companies become aware of any Tax Claim, the Share Purchaser shall give notice to the Share Sellers of that Tax Claim (including reasonably sufficient details of such Tax Claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim) as soon as reasonably practicable (and in any event not more than 15 Business Days after the Share Purchaser or the Target Company concerned becomes aware of such claim).  The Share Purchaser shall take (or procure that the Target Company concerned shall take) such action as the Share Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Claim

(whether notified by the Share Purchaser, or being a Tax Claim of which the Share Sellers were already aware) and any adjudication in respect thereof.  The Share Sellers shall have the right (if they wish) to control any proceedings taken in connection with such action, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such Tax Claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

8.2   The Share Sellers shall indemnify the Share Purchaser and the relevant Target Company against its reasonable costs and expenses properly incurred in connection with any such action or proceedings as are referred to in paragraph 8.1.

8.3   Subject to paragraph 8.4, the Share Purchaser shall procure that no Tax Claim, action or issue in respect of which the Share Sellers could be required to make a payment under this Schedule is settled or otherwise compromised without the Share Sellers’ prior written consent, such consent not to be unreasonably withheld or delayed, and the Share Purchaser shall, and shall procure that each Target Company and any of their respective advisers shall, not submit any correspondence or return or send any other document to any Tax Authority where the Share Purchaser or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Tax Authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule, without first affording the Share Sellers a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

8.4   If the Share Sellers do not request the Share Purchaser to take any appropriate action within 30 days of notice to the Share Sellers, the Share Purchaser shall be free to satisfy or settle the relevant Tax Liability on such terms as it may reasonably think fit.

8.5   The Share Sellers shall not be entitled to request that the Share Purchaser or any Target Company takes any action which involves an appeal against the first appellate Court without an opinion from a barrister specialising in tax matters of at least 10 years call (or equivalent in any jurisdiction outside the UK) that the appeal will, on the balance of probabilities be won.

9.      DUE DATE OF PAYMENT AND INTEREST

9.1   The Share Sellers shall pay to the Share Purchaser any amount payable under this Part of this Schedule on or before the date which is the later of the date ten Business Days after demand is made therefor by the Share Purchaser and two Business Days before the first date on which the Tax in question (or the Tax which would have been payable but for the use or set off of a Purchasers’ Relief, as the case may be) becomes recoverable (or would have become recoverable) by the Tax Authority demanding the same.

9.2   Where a claim under this Schedule relates to the loss or failure to obtain any Accounts Relief the Share Sellers shall pay to the Share Purchaser the amount due under this Schedule in respect thereof on the later of the date which is (i) ten Business Days after demand is made therefor by the Share Purchaser, such demand to be accompanied by a copy of a certificate from the auditors of the Share Purchaser or the Target Company concerned (obtained or procured to be obtained by and at the expense of the Share Purchaser) that the Share Seller has a liability of a stated amount in respect of such claim and that tax has, or will on a specified date, become recoverable as aforesaid, and by reasonably sufficient evidence of such use or set off and of such tax liability and (ii) two Business Days before the first date on which Tax which would otherwise have been saved becomes recoverable by the Tax Authority.

9.3   Any sum not paid by the Share Sellers on the due date of payment specified in paragraphs 9.1 or 9.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 4 per cent. per annum over Euro LIBOR from the due date to and including the day of actual payment of such sum, compounded six monthly, provided that such interest shall not accrue to the extent that the Share Sellers’ liability under paragraph 1 or paragraph 4 extends to interest or penalties arising after the due date.  Such interest shall be paid on the demand of the Share Purchaser.

10.    RECOVERY FROM THIRD PARTIES/TAX SAVINGS

10.1 If any payment is made by the Share Sellers under this Schedule in respect of a Tax Liability or other matter and the Share Purchaser or any Target Company (or any person connected with any of them) either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Share Purchaser, any Target Company or any such connected person) a payment or relief which would not have arisen but for the Tax Liability or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a Tax Liability arises because a deduction or other relief assumed to be available in preparing the Closing Statement is in fact available only in a subsequent period or periods), but excluding by reason of the use of set-off of any Share Purchaser’s Relief or any relief taken into account in paragraph 2.1(k), then:

(a)                                  the Share Purchaser shall notify the Share Sellers of that fact as soon as possible and if so required by the Share Sellers shall take (or shall procure that the Target Company or other person concerned shall take) at the cost of the Share Sellers such action as the Share Sellers may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Share Sellers fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)                                 to the extent that the Share Purchaser or the Target Company concerned receives or obtains such a payment or relief, the Share Purchaser shall pay to the Share Sellers the amount received or the amount of Tax that the Share Purchaser or the Target Company concerned has saved by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any Tax actually suffered thereon) (the Benefit) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Share Sellers under this Schedule in respect of the Tax Liability giving rise to such payment or relief, and except where any amount so saved would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made). Any amount of the Benefit not so paid to the Share Sellers shall be carried forward and set off against any future claims under this Schedule.

10.2 Any payment required to be made by the Share Purchaser pursuant to paragraph 10.1 shall be made:

(a)                                  in a case where the Share Purchaser, the Target Company or other person concerned receives a payment, within five Business Days of the receipt thereof; and

(b)                                 in a case where the Share Purchaser, the Target Company or other person concerned obtains a relief, on or before the date on which Tax would have become recoverable by the appropriate Tax Authority but for the use of such relief.

10.3         The Share Purchaser shall procure that any such relief as is referred to in paragraph 10.2(b) is used in priority to any other relief (unless such prior use increases the Share Purchaser’s or any Target Company’s future liability to Tax), and in the absence of evidence to the contrary it shall be deemed to be so used.  The Share Sellers shall be entitled at the Share Sellers’ cost to require that the Target Company’s or other person’s auditors shall certify the amount and date of use of such relief for the purposes of this paragraph 10.

10.4         Any sum not paid by the Share Purchaser on the due date of payment specified in paragraph 10.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 4 per cent. per annum over Euro LIBOR from the due date to and including the day of actual payment of such sum compounded six monthly.  Such interest shall be paid on the demand of the Share Sellers.

11.    MANAGEMENT OF PRE-CLOSING TAX AFFAIRS

11.1         Interpretation.  In this paragraph 11 and in paragraph 12:

accounting period means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of Tax, are measured or determined;

pre-Closing Tax affairs means the Tax affairs of the Target Companies for which the Share Sellers  are responsible under this paragraph 11;

Tax documents means the Tax returns, claims and other documents which the Share Sellers are required to prepare on behalf of the Target Companies under paragraph 11.2(a) and 11.2(b);

Tax return means any return required to be made to any Tax Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

time limit means the latest date on which a Tax document can be executed or delivered to a relevant Tax Authority either without incurring interest or a penalty, and/or in order to ensure that such Tax document is effective.

11.2         Subject to and in accordance with the provisions of this paragraph the Share Sellers or their duly authorised agents shall, in respect of all accounting periods ending on or before the Closing Date, and at its own cost:

(a)                                  prepare and submit the Tax returns of each of the Target Companies;

(b)                                 prepare and submit on behalf of each of the Target Companies all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)                                  (subject to paragraph 8) deal with all matters relating to Tax which concern or affect the Target Companies, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax documents.

11.3         The Share Sellers shall, as soon as reasonably practicable and in any event at least ten business days before the expiry of any applicable time limit, deliver to the Share Purchaser for comments any Tax documents and details of any information or proposal (the Relevant Information) which it intends to submit to any Tax Authority before submission to such Tax Authority and shall take account of the reasonable comments of the Share Purchaser and make such amendments to the Relevant Information as the Share Purchaser may reasonably require prior to its submission to the Tax Authority and, if the Share Sellers have not received any comments from the Share Purchaser or its duly authorised agents within 21 days of delivery (or if less, before the expiry of the applicable time limit), the Share Purchaser shall be deemed to have approved such Relevant Information in the form provided by the Share Sellers.

11.4         The Share Sellers shall procure that:

(a)                                  the Share Purchaser receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the pre Closing Tax affairs and is kept fully informed of the Share Sellers’ actions under this paragraph 11; and

(b)                                 no Relevant Information is submitted to any Tax Authority which is not, so far as the Share Sellers are aware, true and accurate in all respects, and not misleading.

11.5         The Share Purchaser shall procure that:

(a)                                  the Share Sellers and their duly authorised agents are afforded such access at the Share Sellers’ expense (to the extent that such expense is to be determined by the Share Purchaser, such expense shall be determined on a reasonable basis) and during normal business hours (including the taking of copies) to the books, accounts and records of the Target Companies and such other assistance as it or they reasonably require to enable the Share Sellers to discharge their obligations under paragraph 11.2 and to enable the Share Sellers and any member of the Retained Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs;

(b)                                 the Share Sellers are promptly sent a copy of any communication from any Tax Authority insofar as it relates to the pre-Closing Tax affairs; and

(c)                                  there is given to such person or persons as may for the time being be nominated by the Share Seller and approved by the Share Purchaser (such approval not to be unreasonably withheld) authority to conduct pre-Closing Tax affairs, and that such authority is confirmed to any relevant Tax Authority.

11.6         The Share Purchaser shall (subject to paragraph 11.7 below) be obliged to procure that each of the Target Companies shall cause any Tax document delivered to it under paragraph 11.3 to be authorised and signed without delay and without amendment, and returned to the Share Seller for submission to the appropriate Tax Authority without delay (and in any event within any relevant time limit).

11.7         The Share Purchaser shall be under no obligation to procure the authorisation or signing of any Tax document delivered to it under paragraph 11.3 which it considers in its reasonable opinion to be false or misleading in a material respect or which does not reflect the comments provided by the Share Purchaser pursuant to paragraph 11.3, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Share Seller and its agents.

11.8         In respect of any matter which gives or may give the Share Purchaser a right to make a claim against the Share Sellers under this Schedule, the provisions of paragraph 8 with respect to the conduct of Tax Claims shall apply instead of the provisions of this paragraph 11.

11.9         The Share Sellers shall pay (and hereby indemnify the Share Purchaser for itself and as trustee for the Company from and against any liability in respect of) any fines and penalties arising from any late filing of such Tax documents save where such late filing is as a result of any unreasonable action or delay by the Share Purchaser under this paragraph 11.

12.    CONDUCT OF OTHER TAX AFFAIRS

12.1         Subject to paragraph 8 and to the following sub-paragraphs, the Share Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of each of the Target Companies which are not pre-Closing Tax affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

12.2         Subject to and in accordance with the provisions of this paragraph the Share Purchaser or its duly authorised agents shall, in respect of any accounting period commencing prior to Closing and ending after Closing (the Straddle Period), and at its own cost:

(a)                                  prepare and submit the Tax returns of each of the Target Companies on a basis which is consistent with the manner in which those Tax returns were prepared for all accounting periods ending prior to Closing;

(b)                                 prepare and submit on behalf of each of the Target Companies all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)                                  (subject to paragraph 8) deal with all matters relating to Tax which concern or affect the Target Companies, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax documents.

12.3         The Share Purchaser shall, as soon as reasonably practicable and in any event at least ten business days before the expiry of any applicable time limit, deliver to the Share Sellers for comments any Tax documents relating to the Straddle Period and details of any information or proposal relating to the Straddle Period (the Straddle Period Information) which it intends to submit to any Tax Authority before submission to such Tax Authority and shall take account of the reasonable comments of the Share Sellers and make such amendments to the Straddle Period Information as the Share Sellers may reasonably require prior to its submission to the Tax Authority and, if the Share Purchaser has not received any comments from the Share Sellers or its duly authorised agents within 21 days of delivery (or if less, before the expiry of the applicable time limit), the Share Sellers shall be deemed to have approved such Straddle Period Information in the form provided by the Share Purchaser.

12.4         The Share Purchaser shall procure that:

(a)                                  the Share Sellers receive copies of all written correspondence with any Tax Authority insofar as it is relevant to the Straddle Period and are kept fully informed of the Share Purchaser’s actions under this paragraph 12; and

(b)                                 no Straddle Period Information is submitted to any Tax Authority which is not, so far as the Share Purchaser is aware, true and accurate in all respects, and not misleading.

12.5         The Share Sellers shall provide such assistance as the Share Purchaser shall reasonably request in preparing all Tax returns relating to the Straddle Period.

13.    TRANSFER PRICING

13.1         In this paragraph 13:

balancing payment means a payment made by a person to whom a compensating adjustment is available to a person who has suffered the transfer pricing adjustment to which the compensating adjustment relates;

compensating adjustment means any relief available to a person as a consequence of a transfer pricing adjustment made in respect of another person;

transfer pricing adjustment means the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.

13.2         If and to the extent that the Share Sellers become liable to make a payment under paragraph 1 in respect of a Tax Liability which arises as a result of a transfer pricing adjustment:

(a)                                  paragraph 10 shall apply (for the avoidance of doubt) in relation to any compensating adjustment that may be available to any Target Company and the Share Sellers shall be entitled to set off amounts due under paragraphs 1 and 9 in relation to such matters, rather than being required first to make a payment in respect of the Tax Liability in question, to the extent that a payment is obtained or Tax is saved in respect of the same period as the period in respect of which the transfer pricing adjustment applies;

(b)                                 if and to the extent that any member of the Retained Group is or may be entitled to claim a compensating adjustment, the Share Sellers may procure that such Retained Group member makes a balancing payment to the Target Company in question, and such payment shall (to the extent of the amount received and retained on an after Tax basis) be deemed to satisfy the liability of the Share Sellers under paragraphs 1 and 9.

13.3         The Share Purchaser and Share Sellers agree that:

(a)                                  in respect of any transfer pricing adjustment applying to any Target Company which could result in a compensating adjustment being available to any member of the Retained Group; and

(b)                                 in respect of any transfer pricing adjustment applying to any member of the Retained Group which could result in a compensating adjustment being available to any Target Company;

they each shall take, and shall procure that there are taken, such steps (including claims, elections, consents, the provision of information or otherwise) as the other party may reasonably request to claim the benefit of the compensating adjustment, and shall keep the other party fully informed of the progress of such steps (including providing it with copies of all relevant correspondence and documentation).

13.4         If and to the extent that a member of the Retained Group has or may have an increased liability to Tax as a result of a transfer pricing adjustment in respect of which any Target Company is able to claim a corresponding adjustment, then:

(a)                                  the Share Purchaser shall, if the Share Sellers so request, procure that the Target Company in question claims the corresponding adjustment; and

(b)                                 if the Target Company (or any person connected with it) receives or obtains a payment or a liability to make an actual payment of Tax is reduced as a result of the use or set off of a relief which payment or relief comprises or would not have arisen but for such corresponding adjustment, the Share Purchaser shall pay to the Share Sellers the amount received or the amount that the person concerned will have saved by virtue of the payment or relief (less any reasonable costs of recovering or obtaining such payment or relief and any Tax actually suffered thereon), except to the extent that, if such payment had not been received or such Tax had not been so saved, it would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made).

13.5         Paragraphs 10.2, 10.3 and 10.4 shall apply in relation to paragraph 13.4 as they apply in relation to paragraph 10.1.

13.6         Paragraph 13.4 shall not apply to the extent that the Target Company in question makes a balancing payment to the member of the Retained Group in question in the amount (including any interest) that would otherwise be due to the Share Sellers under paragraph 13.4.

14.    ILLEGALITY AND WAIVER

14.1         Illegality.  If at any time any provision of this Schedule is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

14.2         Waiver.  The rights and remedies of the parties under this Schedule shall not be affected, and the parties’ liabilities under this Schedule shall not, subject to compliance with the notice requirements in paragraph 1 of Schedule 3 to this Agreement, be released, discharged or impaired, by the expiry of any limitation period prescribed by law.

15.    WITHHOLDINGS AND TAX ON PAYMENTS

15.1         All sums payable under this Agreement or for breach of any of the Warranties shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

15.2         If any deduction or withholding is required by law from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to interest, the payer shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

15.3         If any sum paid in respect of a Purchaser Obligation or a Seller Obligation is required by law to be brought into charge to tax then, except in relation to interest, the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable.

15.4         To the extent that any deduction, withholding or tax in respect of which an additional amount has been paid under paragraphs 15.2 or 15.3 above results in the payee obtaining a relief (all reasonable endeavours having been used to obtain such relief), the payee shall pay to the payer, within ten Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under paragraphs 15.2 or 15.3.

15.5         Paragraphs 15.2 or 15.3 above shall not apply to the extent that the deduction, withholding or tax would not have arisen but for:

(a)                                  a change in law after Closing; or

(b)                                 an assignment by the payee of any of its rights under this Agreement.

15.6         For the avoidance of doubt, paragraphs 15.2 or 15.3 above shall not apply to the Initial Cash Price or any payment pursuant to the Financial Adjustments or pursuant to Schedule 11 (Inter-Company Debt).

15.7         In determining the amount payable in respect of any Purchaser Obligation or Seller Obligation (other than the Tax Covenant and Tax Warranties, in respect of which paragraph 10 of Part B of this Schedule applies) account shall be taken of any relief or other benefit available to the payee of that amount or another member of the Sellers’ Group or the Purchasers’ Group, as applicable, in respect of the matter giving rise to the payment, insofar as not taken into account pursuant to paragraph 15.4 above.

Part C : Interpretation

1.1           In this Schedule the following definitions shall have the following meanings:

Accounts Relief means, in relation to any Target Company, a relief the availability of which has been shown as an asset in the Closing Statement or has been taken into account in computing (and so reducing) a provision for tax (including deferred tax) which appears in the Closing Statement or has resulted in no provision for tax or deferred tax being made in the Closing Statement;

Actual Tax Liability means a liability of any Target Company to make or suffer an actual payment of Tax (or payment on account of Tax);

Deemed Tax Liability means, in relation to any Target Company:

(a)                                  the use or set off of all or part of any Purchaser’s Relief in circumstances where, but for such use or set off, any Target Company would have had an Actual Tax Liability in respect of which the Share Purchaser would have been able to make a claim against the Share Sellers under this Schedule (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set off of the Purchaser’s Relief) provided that for the purposes of this Schedule it shall be assumed that reliefs other than any Purchaser’s Relief are, to the extent allowed by law (and to the extent that the use of such reliefs in priority to a Purchaser’s Relief does not increase the Share Purchaser’s or any Target Company’s future liability to Tax), used in priority to any Purchaser’s Relief, and if it cannot be determined whether a Purchaser’s Relief or another relief is so used, it shall be assumed that another relief is used in priority to any Purchaser’s Relief; or

(b)                                 the denial or loss of all or part of a right to repayment of Tax which is an Account’s Relief (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of the repayment which would otherwise have been obtained or the amount by which such repayment is reduced, as the case may be); or

(c)                                  the denial or loss of all or part of any Accounts Relief (other than a right to repayment of Tax) in circumstances where the Accounts Relief would (were it not for such denial, loss or application) have been available in full to the Target Company (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of Tax which would have been saved but for such denial or loss for the accounting period in which the Accounts Relief arose or, if in such accounting period no Tax would otherwise have been saved because of an insufficiency of income, profits or gains, or Tax thereon for the earliest accounting period or periods in which income profits or gains or Tax thereon, arises or arose, against which such Accounts Relief could have been applied but for such denial or loss);

event means any event, act, transaction or omission;

Group Relief means the surrender of any relief to or by any member of the Retained Group by or to any Target Company in compliance with the laws of the jurisdiction in which such Target Company is located;

income, profits or gains means income, profits or gains or any other standard or measure for the purposes of any Tax and references to income, profits or gains earned, accrued or received on or before a particular date shall include income, profits or gains deemed or treated for tax purposes as earned, accrued or received on or before that date;

Overprovision means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Statement (and ignoring the effect of any change in law made or action taken by the Share Purchaser or any Target Company after Closing, or any relief arising after Closing), the amount by which any contingency or provision in the Closing Statement relating to Tax is overstated;

Purchaser’s Group means the Share Purchaser and any other company or companies which either are or become after Closing, or have within the six years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Share Purchaser for any Tax purpose;

Purchaser’s Relief means:

(a)                                  any relief arising to any Target Company to the extent that it either arises in respect of an event occurring or income, profits or gains earned, accrued or received or period or part period commencing after Closing; or

(b)                                 any relief arising to any member of the Purchaser’s Group (other than any Target Company); or

(c)                                  any Accounts Relief;

relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax, and any reference to the use or set off of relief shall be construed accordingly;

Retained Group means the Share Sellers and any other company or companies (other than any Target Company) which either are or become after Closing, or have been, treated as members of the same group as, or otherwise connected or associated in any way with, the Share Sellers for any Tax purpose;

Tax or Taxation means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings or deductions in the nature of Taxation, including any excise, inheritance, property, value added, sales, transfer, franchise, wealth, wage, secondary wage and payroll Taxes and any national insurance or social security contributions, pensions charges and statutory health insurance payments of any jurisdiction and whether directly or primarily chargeable against, recoverable from or attributable to any Target Company or any other person together with all penalties, fines, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

Tax Authority means any Taxing or other authority (whether within or outside the United Kingdom) competent to impose any Tax liability, or assess or collect any Tax;

Tax Claim means:

(a)                                  the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax);  or

(b)                                 the preparation or submission of any notice, return, assessment, letter or other document by the Share Purchaser, any Target Company, or any other person,

from which it appears that a Tax Liability may be incurred by or may be imposed on any Target Company, being a Tax Liability which could give rise to a liability for the Share Sellers under this Schedule (whether alone or in conjunction with other Claims); and

Tax Liability means an Actual Tax Liability or a Deemed Tax Liability.

1.2           General.  In this Schedule:

(a)                                  the headings in this Schedule shall not affect its interpretation; and

(b)                                 references to claims, liabilities or payments under this Schedule shall include, for the avoidance of doubt, claims, liabilities and payments in respect of a breach of any of the Tax Warranties; and

(c)                                  persons shall be treated as connected if they are connected within the meaning of section 839 of the Income and Corporation Taxes Act 1988.

1.3           Part B: deemed end of accounting period.  In Part B of this Schedule:

(a)                                  for the purposes of determining whether:

(i)                           a Tax Liability or relief has arisen, or

(ii)                        any Target Company is or becomes entitled to a right to repayment or receives an actual repayment of Tax in either case, in respect of a period ended on or before Closing or in respect of a period commencing after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing; and

(b)                                 for the purposes of determining whether:

(i)                           any income, profits or gains have been earned, accrued or received, or

(ii)                        an event has occurred

in either case, on or before Closing or after Closing, an accounting period of the Target Company concerned shall be deemed to have ended on Closing.

1.4           Part B: paragraph references.  References in Part B of this Schedule to paragraphs are, unless otherwise stated, references to paragraphs in Part B.

SCHEDULE 11

INTER-COMPANY DEBT

Inter-Company Trading Debt

1.     In relation to Inter-Company Trading Debt:

(a)                                  the Purchaser shall procure that any Inter-Company Trading Debt which is owed by any Target Company (or the Business Purchaser (as the case may be)) is paid to the relevant member of the Sellers’ Group in the ordinary course of business and in any event no later than 90 days after the Closing Date; such payments shall be made in accordance with clause 18.1; and

(b)                                 the Sellers shall procure that any Inter-Company Trading Debt which is owed by any member of the Sellers’ Group is paid to the relevant Target Company (or the Business Purchaser (as the case may be)) in the ordinary course of business and in any event no later than 90 days after the Closing Date; such payments shall be made in accordance with clause 18.2.

Payment at Closing of Estimated Inter-Company Non-Trading Debt

2.     In relation to Inter-Company Non-Trading Debt owed between any Target Company and a member of the Sellers’ Group:

(a)                                  the Purchaser shall procure that, at Closing, the Nominated Target Company (for itself or, as the case may be, as agent for each relevant Target Company) pays to NAIHC (for itself or, as the case may be, as agent for the members of the Sellers’ Group to which the relevant Inter-Company Non-Trading Payables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Payables (if any) of each Target Company which is estimated to be owed to any member of the Sellers’ Group.  For the avoidance of doubt, the requirement that the Purchaser ‘procure’ in this paragraph 2(a) includes the requirement that the Purchaser shall provide the necessary amount to the Nominated Target Company;

(b)                                 NAIHC shall at Closing (for itself or, as the case may be, as agent for each relevant member of the Sellers’ Group) pay to the Nominated Target Company (for itself or, as the case may be, as agent for the Target Companies to which the relevant Inter-Company Non-Trading Receivables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Receivables (if any) of each Target Company which are estimated to be owed by any member of the Sellers’ Group, and the Inter-Company Non-Trading Debt shall be treated as discharged to the extent of that payment.  For the purposes of this Schedule, the Nominated Target Company is any one Target Company nominated to make and receive the applicable payments by notice in writing from the Sellers to the Purchaser at least 2 Business Days before Closing or before the date on which payments are due to be made pursuant to paragraph 5 of this Schedule (as the case may be).

3.     Any payment of Estimated Inter-Company Non-Trading Debt pursuant to paragraph 2 of this Schedule shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Non-Trading Debt and thereafter of the relevant principal amount.

Final repayment of Inter-Company Non-Trading Debt

4.     When the Closing Statement has been finally agreed or determined in accordance with Schedule 12, the following payments shall be made in respect of any Inter-Company Non-Trading Debt which is owed, or estimated to be owed, between a Target Company and a member of the Sellers’ Group:

(a)                                  if the actual amount of any such (i) Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then the Purchaser shall procure that the Nominated Target Company (for itself or, as the case may be, as agent for each relevant Target Company) pays to the Seller that sold the relevant Target Company (for itself or, as the case may be, as agent for the relevant member of the Sellers’ Group) an amount in the applicable currency equal to the difference;

(b)                                 if the actual amount of any such (i) Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is greater than the Estimated Inter-Company Non-Trading Receivable, then the Seller that sold the relevant Target Company shall (for itself or, as the case may be, as agent for the relevant member of the Sellers’ Group) pay to the Nominated Target Company (for itself or, as the case may be, as agent for the relevant Target Company) an amount in the applicable currency equal to the difference.

Any amount payable under this paragraph 4 shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Closing Date to (but including) the due date for payment under paragraph 5 calculated on a daily basis.  The rate of interest shall be the rate applicable to the relevant Inter-Company Non-Trading Debt under the terms on which it was outstanding at Closing.

5.     For the avoidance of doubt, if no estimate of an Inter-Company Non-Trading Debt is included in Exhibit 5, then the Estimated Inter-Company Non-Trading Payable or the Estimated Inter-Company Non-Trading Receivable in that case shall be deemed to be zero and the whole amount of that Inter-Company Non-Trading Debt shall be payable pursuant to paragraph 4.

6.     Any payments to be made pursuant to paragraph 4 of this Schedule shall be made within 5 Business Days of the date on which the Closing Statement is agreed or determined in accordance with Schedule 12.  Such payment shall be made in accordance with clause 18.1 or 18.2, as the case may be.

SCHEDULE 12

POST CLOSING FINANCIAL ADJUSTMENTS

Part A : Preliminary

1.     In preparing the Closing Statement:

(a)                                  the items and amounts to be included in the calculation of External Debt, Cash, Inter-Company Non-Trading Debt, Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 13 (subject, where applicable, to the provisions of Part A of this Schedule);

(b)                                 in applying each such definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)                           is dealt with in the specific accounting treatments set out in Part B below (the Specific Accounting Treatments), the relevant Specific Accounting Treatment(s) shall apply;

(ii)                        is dealt with in the accounting policies set out in the document entitled “Summary of Significant Accounting Policies” set out in the Data Room under “Corporate Folders”, sub folder 4.1 “Accounting Policies” (the Summary Policies) and is not dealt with in the Specific Accounting Treatments, the relevant Summary Policies shall apply; and

(iii)                     is dealt with in neither the Specific Accounting Treatments nor the Summary Policies, US GAAP shall apply.

2.     None of the following are included in External Debt, Cash, Inter-Company Non-Trading Debt or Working Capital and, accordingly, none of them shall be included in the Closing Statement:

(a)                                  any Excluded Asset or Excluded Liability of the Business Seller;

(b)                                 any amount in respect of the Bonus Payments;

(c)                                  any amount in respect of deferred tax (whether as a liability or an asset);

(d)                                 any amount in respect of corporation tax, group relief or any other amount in respect of tax on income, profits or gains (whether as a creditor, provision, debtor or otherwise); and

(e)                                  any Costs incurred by any Target Company or the Business Seller in connection with the Proposed Transactions.

3.     For the purposes of calculating:

(a)                                  External Debt, Cash and Working Capital for any Target Company;

(b)                                 Working Capital for the Business; and

(c)                                  the amount of any particular Inter-Company Non-Trading Debt owed between Target Companies which are not in the same Target Sub-Group,

any amounts which are to be included in any such calculation which are expressed in a currency other than US$ shall be converted into US$ at the Exchange Rate as at the Closing Date.

4.     Any Inter-Company Non-Trading Debt owed between any Target Company, on the one hand, and a member of the Sellers’ Group, on the other hand, which is expressed in a currency other than US$ shall be calculated and agreed or determined in the currency in which it is expressed.

5.     References in this Schedule 12 and Exhibit 5 to any “Estimated” amount means that amount agreed by the Sellers and the Purchaser in good faith.  The Estimated Inter-Company Non-Trading Debt amounts included in Part B of Exhibit 5 (the Initial Estimates) shall, so far as reasonably practicable, be updated by the Sellers acting in good faith and delivered to the Purchaser in writing in the format of Part B of Exhibit 5 no later than 27 March 2007 (the Updated Estimates).  The Sellers shall provide such information as may reasonably be requested by the Purchaser to demonstrate to the Purchaser’s reasonable satisfaction that the Updated Estimates are based on the accounting records of the Target Companies.  The Updated Estimates shall only supersede the Initial Estimates to the extent they are agreed in writing between the Purchaser and the Sellers no later than 29 March 2007.

Part B : Specific Accounting Treatments

The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement:

1.     Accounts Receivables.  For the purpose of calculating Working Capital, the following shall apply to the following line items (as set out in Part B of this Schedule 12):

(a)                                  Accounts receivable — trade:  An adjustment shall be made to “accounts receivable — trade” to the extent of the difference between:

(i)                           the number as at the Reference Time calculated by applying the Agreed External DSO Figure for the relevant Target Company to the actual external revenue for the relevant period ending at the Reference Time; and

(ii)                        the actual trade accounts receivable as at the Reference Time, as per hyperion accounts.

(b)                                 Accounts receivable — intercompany:  An adjustment shall be made to “accounts receivable — intercompany” to the extent of the difference between:

(i)                           the number as at the Reference Time calculated by applying the Agreed Internal DSO Figure for the relevant Target Company to the actual intercompany revenue for the relevant period ending at the Reference Time; and

(ii)                        the actual intercompany accounts receivable as at the Reference Time, as per hyperion accounts.

(c)                                  Accounts payable — external:  An adjustment shall be made to “accounts payable — external” to the extent of the difference between:

(i)                           the number as at the Reference Time calculated by multiplying the Agreed Invoiced AP Cost Percentage for the relevant Target Company by the actual external invoiced cost for the relevant month ending at the Reference Time; and

(ii)                        the actual external accounts payable as at the Reference Time, as per hyperion accounts.

(d)                                 Accrued payable — intercompany:  An adjustment shall be made to “accrued payable — intercompany” to the extent of the difference between:

(i)                           the number as at the Reference Time calculated by multiplying the Agreed DPO Figure for the relevant Target Company to the actual intercompany cost for the relevant period ending at the Reference Time; and

(ii)                        the actual accrued expenses as at the Reference Time, as per hyperion account.

(e)                                  Accrued PTE:  An adjustment shall be made to “Accrued PTE” to the extent of the difference between:

(i)                           the number calculated by multiplying the Agreed Invoiced Accrued PTE Cost Percentage for the relevant Target Company by the actual accrued PTE (purchase transport expense) for the relevant month ending at the Reference Time; and

(ii)                        the actual accrued PTE as at the Reference Time, as per hyperion accounts.

2.     Information available for Closing Statement.  Information available up until the date of delivery of the draft Closing Statement by the Purchaser under paragraph 1 of Part B below shall be taken into account insofar as it provides evidence of the state of affairs of the businesses of the Target Companies at Reference Time.

3.     No re-appraisal of asset values.  The Closing Statement shall not re-appraise the value of any of the assets of the Target Companies as a result of the change in their ownership (or any changes in the business of the Target Companies since Closing following such change in ownership) except only as specifically set out in this Schedule.

Part C : Closing Statement

1.     The Purchasers shall, or shall procure that the Purchasers’ accountants shall, after Closing prepare a draft statement (the Closing Statement) showing the (i) External Debt, Cash, Inter-Company Non-Trading Debt and Working Capital of each Target Company; and (ii) the Working Capital of the Business, in each case as at the Closing Date.  Each statement of Working Capital shall be based on the line items set out in Part D of Exhibit 5. The Closing Statement shall be in the form set out in Part C of Exhibit 5 and incorporate separate statements in the form set out in Part D of that Exhibit showing the calculation of the Working Capital of each Target Company and the Business.  The Purchasers shall deliver the draft Closing Statement to the Sellers within 90 days after Closing.

2.     The Sellers shall notify the Purchasers in writing (an Objection Notice) within 45 days after receipt whether or not they accept the draft Closing Statement for the purposes of this Agreement.  An Objection Notice shall set out in detail the Sellers’ reasons for such non-acceptance and specify the adjustments which, in the Sellers’ opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement.  Except for the matters specifically set out in the Objection Notice, the Sellers shall be deemed to have agreed the draft Closing Statement in full.

3.     If the Sellers serve an Objection Notice in accordance with paragraph 2, the Sellers and the Purchasers shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Purchasers of the Objection Notice.

4.     If the Sellers are satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser pursuant to paragraph 3) or if the Sellers fail to give a valid Objection Notice within the 45 day period referred to in paragraph 2, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

5.     If the Sellers and the Purchasers do not reach agreement within 15 days of receipt by the Purchasers of the Objection Notice, then the matters in dispute may be referred (on the application of either the Sellers or the Purchasers) for determination by the London office of Grant Thornton or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Sellers and the Purchasers shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm).  The Firm shall be requested to make its decision within 45 days (or such later date as the Sellers, the Purchasers and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment.  The following provisions shall apply once the Firm has been appointed:

(a)                                  the Sellers and Purchasers shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)                                 following delivery of their respective submissions, the Purchasers, on the one hand, and the Sellers, on the other, shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Sellers nor the Purchasers shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other parties (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)                                  in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)                                 the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

6.     The Sellers and the Purchasers shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement.  The fees and expenses of the Firm shall be borne equally between the Sellers and the Purchasers or in such other proportions as the Firm shall determine.

7.     If the Sellers serve an Objection Notice, it shall ensure that the Purchasers and the Purchasers’ accountants shall be given reasonable access to the Sellers’ and the Sellers’ accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Seller in relation to the Closing Statement. For the purpose of this Schedule 12, the Purchasers shall provide to the Sellers and the Sellers’ accountants full access to the books and records, employees and premises of the Target Companies and, where relevant, of the Purchaser for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined.

8.     When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital, External Debt, Cash, Inter-Company Non-Trading Debt for each Target Company and the Working Capital for the Business shall be final and binding for the purposes of this Agreement.

Part D : Financial Adjustments

1.     When the Closing Statement has been finally agreed or determined in accordance with this Schedule 12, the following adjustments shall be made to each Initial Share Price and/or the Initial Business Price.

2.     For the purpose of this Part D, the Relevant Seller is the Seller that has sold the relevant Target Sub-Group or, in the case of paragraph 3 below, the Seller that has (i) sold Shares in a Target Company that was incorporated in the relevant jurisdiction; or (ii) sold Shares in a Target Company which has one or more Subsidiaries incorporated in that jurisdiction; or the Business Seller, as applicable.

Working Capital

3.     In relation to Working Capital:

(a)                                  if the aggregate Working Capital of all Target Companies incorporated in an individual jurisdiction is greater than the Target Country Working Capital for that jurisdiction, then the Share Purchaser shall pay an amount equal to the difference to NAIHC (for itself or, as the case may be as agent for the Relevant Seller);

(b)                                 if the aggregate Working Capital of Target Companies incorporated in an individual jurisdiction is less than the Target Country Working Capital for that jurisdiction, then NAIHC (for itself or, as the case may be as agent for the Relevant Seller) shall pay an amount equal to the difference to the Share Purchaser;

(c)                                  if the Working Capital of the Business is greater than the Target Business Working Capital, then the Business Purchaser shall pay an amount equal to the difference to the Business Seller; or

(d)                                 if the Working Capital of the Business is less than the Target Business Working Capital, then NAIHC (as agent for the Business Seller) shall pay an amount equal to the difference to the Business Purchaser, provided that no payments shall be made at all pursuant to this paragraph 3 if the amount of the difference between the aggregate Working Capital of all Target Companies and the Business together and the aggregate of the Target Country Working Capital for all jurisdictions and the Target Business Working Capital together is less than US$ 300,000.

External Debt

4.     In relation to External Debt:

(a)                                  if the aggregate External Debt of a Target Sub-Group is less than its Estimated External Debt, then the Share Purchaser shall pay an amount equal to the difference to NAIHC (for itself or, as the case may be as agent for the Relevant Seller); or

(b)                                 if the aggregate External Debt of a Target Sub-Group is greater than its Estimated External Debt, then NAIHC (for itself or, as the case may be as agent for the Relevant Seller) shall pay an amount equal to the difference to the Share Purchaser.

Cash

5.     In relation to Cash:

(a)                                  if the aggregate Cash of a Target Sub-Group is greater than its Estimated Cash, then the Share Purchaser shall pay an amount equal to the difference to NAIHC (for itself or, as the case may be as agent for the Relevant Seller); or

(b)                                 if the aggregate Cash of a Target Sub-Group is less than its Estimated Cash, then NAIHC (for itself or, as the case may be as agent for the Relevant Seller) shall pay an amount equal to the difference to the Share Purchaser.

Inter-Company Non-Trading Debt

6.     In relation to Inter-Company Non-Trading Debt owed between Target Companies which are in different Target Sub-Groups:

(a)                                  if any such (i) Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then NAIHC (for itself or, as the case may be as agent for the Relevant Seller) shall pay an amount equal to the difference to the Share Purchaser;

(b)                                 if any such (i) Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is greater than the applicable Estimated Inter-Company Non-Trading Receivable, then the Share Purchaser shall pay an amount equal to the difference to NAIHC (for itself or, as the case may be as agent for the Relevant Seller).

7.     In relation to Inter-Company Non-Trading Debt owed between a Target Company and a member of the Sellers’ Group:

(a)                                  if any such (i) Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then NAIHC (for itself or, as the case may be as agent for the Relevant Seller) shall pay to the Share Purchaser an amount in US$ equal to the difference;

(b)                                 if any such (i) Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or (ii) Inter-Company Non-Trading Receivable is greater than the applicable Estimated Inter-Company Non-Trading Receivable, then the Share Purchaser shall pay to NAIHC (for itself or, as the case may be as agent for the Relevant Seller) an amount in US$ equal to the difference.

If any amount required to be paid under Schedule 11 in respect of any Inter-Company Non-Trading Debt is expressed in a currency other than US$, the corresponding amount in US$ to be paid under this paragraph 7 shall be calculated by converting that amount into US$ at the Exchange Rate as at the Business Day which is 2 clear Business Days before payment is required to be made under paragraph 10 below.

General

8.     Any payment required to be made pursuant to any of paragraphs 3 to 7 inclusive of this Part D shall be paid by the relevant Seller or Purchaser (as the case may be) together with an interest on such payment at the Interest Rate for the period from (but excluding) the Closing Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

9.     To the extent that the amount of interest (if any) payable pursuant to paragraph 4 of Schedule 11 (the Actual Interest Amount) in respect of the difference between an Estimated Inter-Company Non-Trading Payable and the actual amount of that Inter-Company Non-Trading Payable, or in respect of the difference between an Estimated Inter-Company Non-Trading Receivable and the actual amount of that Inter-Company Non-Trading Receivable, is not the same as the amount of interest which would otherwise be payable in respect of that difference pursuant to paragraph 8 above, then the amount of interest payable pursuant to paragraph 8 above in respect of the relevant Inter-Company Non-Trading Debt shall equal the Actual Interest Amount.

10.   The Sellers and Purchasers agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of 0 of this Schedule 12, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other.  Whichever of the Sellers or Purchasers (as the case may be) is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days of the date on which the Closing Statement is agreed or so determined.  Any such payment shall be made in accordance with the provisions of clause 18.1 or 18.2 of this Agreement, as the case may be.

SCHEDULE 13

DEFINITIONS AND INTERPRETATION

1.     Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounts means:

(a)                                  in relation to any financial year of each Target Company, the audited balance sheet of that Target Company (and, where relevant, the audited consolidated balance sheet of that Target Company and its subsidiary undertakings) and the audited profit and loss account of that Target Company (and, where relevant, the audited consolidated profit and loss account of that Target Company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year; and

(b)                                 in relation to any financial year of the Business Seller, the audited balance sheet of the Business Seller, insofar as it relates to the Business and the audited profit and loss account of the Business Seller, insofar as it shows the results of operations of the Business, as at the Accounts Date in respect of that financial year, each in the form contained in the Data Room and in each case together with any notes, reports, statements or documents included in or annexed or attached to them;

Accounts Date means 31 December;

Adjusted Shares has the meaning given in clause 2.5(a);

Adjusted Shares Seller has the meaning given in clause 2.5(b);

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed DPO Figure means the figure set out opposite the name of the Relevant Company in column D of the Working Capital Calculations Table;

Agreed External DSO Figure means the figure set out opposite the name of the Relevant Company in column A of the Working Capital Calculations Table;

Agreed Form means, in relation to a document, the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchasers, and in relation to the ARAs and the Preferred Representative Agreements only, substantially in the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchasers and subject to such amendments and inclusion of such additional information as indicated in those documents, (in each case with such amendments as may be agreed in writing by or on behalf of the Sellers and the Purchaser);

Agreed Internal DSO Figure means the figure set out opposite the name of the Relevant Company in column B of the Working Capital Calculations Table;

Agreed Invoiced AP Cost Percentage means the percentage set out opposite the name of the Relevant Company in column C of the Working Capital Calculations Table;

Agreed Invoiced Accrued PTE Cost Percentage means the percentage set out opposite the name of the Relevant Company in column E of the Working Capital Calculations Table;

Agreement has the meaning given in clause 37;

Annual Bonus has the meaning given in clause 8.1

ARA or Authorised Representative Agreement means the authorised representative agreements in the Agreed Form to be entered into by (i) Allied Van Lines, Inc.; (ii) certain members of the Purchasers’ Group; and (iii) each of the Target Companies save for the Target Companies incorporated in Denmark, Norway and Sweden;

Assumed Liabilities means all Business Liabilities and all Liabilities of any kind (whether actual or contingent, past, present or future) relating to the Business Properties, in each case excluding the Excluded Liabilities;

Bonus Payments has the meaning given in clause 8.1;

Business means all of the business carried on by the Business Seller as at Closing, including the Business Assets but excluding the Excluded Assets, Excluded Business Debt, Excluded Contracts and Excluded Liabilities;

Business Assets means, in relation to the Business, all the property, undertaking, rights and assets of the Business Seller in the past, present and future relating to the Business, including any assets falling into the categories of assets set out in Part A of Schedule 2 but excluding the Excluded Assets;

Business Claims means the benefit of all rights and claims arising from the carrying on of the Business by the Business Seller (whether arising on, prior to or after Closing) but excluding rights and claims to the extent that they relate to taxation or to any of the Excluded Assets, Excluded Contracts or the Excluded Liabilities;

Business Contracts means, in relation to the Business Seller, all contracts, engagements, licences, guarantees and other commitments to the extent that they relate to the Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Business Seller prior to Closing (including agreements, leases or other documents relating to ownership or occupation of Business Properties but, for the avoidance of doubt, excluding the Excluded Contracts);

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London and New York for general commercial business;

Business Employees means all of the employees of the Business Seller employed immediately prior to the execution of this Agreement;

Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Business Seller;

Business Information means, in relation to the Business, all information in respect of which the Business Seller has a right to transfer possession to the Purchaser Group to the extent that such information relates exclusively or predominantly to the Business;

Business IP means the Owned IP and all other Intellectual Property Rights used by the Target Companies and, in relation to the Business, the Business Seller;

Business Liabilities means all Liabilities of any kind (whether actual or contingent, past, present or future) of the Business Seller whether or not related to the Business (including Trade Creditors, but excluding any Liabilities relating to any Business Properties), and Business Liability means any one of them;

Business Loose Plant and Equipment means, in relation to the Business, all the loose plant, machinery, equipment, tooling, computer hardware, furniture and vehicles of the Business Seller (not being business fixtures and fittings) used for the purposes of that Business;

Business Properties means the freehold and leasehold properties of the Business Seller short particulars of which are set out in Part B of Exhibit 4;

Cash means, in relation to each Target Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon, as at Closing, as shown by the books of that Target Company (but, for the avoidance of doubt, excluding any Inter-Company Non-Trading Receivables (and any interest thereon) and all items to be treated as debtors in Working Capital); save that in relation to Majortrans Flytteservice AS only, Cash shall be attributed the foregoing meaning, but in calculating the amount of Cash attributable to Majortrans Flytteservice AS, for up to the first US$900,000 shall be multiplied by a factor of 0.75 (and, for the avoidance of doubt, thereafter shall be calculated on a US$1.00 for US$1.00 (dollar for dollar) basis);

Claim means any claim under or for breach of this Agreement;

Closing means completion of the sale and purchase of the Shares and the Business in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 4.1;

Closing Statement has the meaning given in Schedule 12;

Competition Law means any law, regulation or administration process relating to fair competition, anti-trust, fair trading, consumer protection, monopolies, mergers or other similar matters and without limiting the foregoing includes Articles 81 and 82 of the EC Treaty;

Confidential Information has the meaning given in clause 20.1;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

Customer Liability has the meaning given in clause 5.5;

Data Room means the data room comprising the documents and other information relating to the Target Companies made available by the Sellers as set out in the CD Roms titled “Data Site: Project Tiger” and dated 10 March 2007 in the Agreed Form;

Debt Free/Cash Free Price has in relation to a Set of Shares the meaning given in clause 2.2 and, in relation to the Business, the meaning given in clause 2.3;

Default Interest means interest at Euro LIBOR plus 6 per cent.;

Disclosure Letter means the letter from the Sellers to the Purchasers executed and delivered immediately before the signing of this Agreement;

Employees means:

(a)                   in relation to the Share Sellers, the employees employed by the relevant Target Companies immediately prior to Closing; and

(b)                  in relation to the Business Seller, all of the Business Employees;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the business of any Target Company, or the Business, or the use of, or any activities or operations carried out at, any Property;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Environmental Warranties means the warranties set out in Part D of Schedule 2;

Estimated Cash means, in relation to each Target Sub-Group, the estimate of what the Cash attributable to that Target Sub-Group will be at Closing, as shown in Part A of Exhibit 5;

Estimated External Debt means, in relation to each Target Sub-Group, the estimate of what the External Debt attributable to that Target Sub-Group will be as at Closing, as shown in Part A of Exhibit 5;

Estimated Inter-Company Non-Trading Debt means any Estimated Inter-Company Non-Trading Payables and any Estimated Inter-Company Non-Trading Receivables;

Estimated Inter-Company Non-Trading Payables means the estimates of what the Inter-Company Non-Trading Payables owed by any Target Company will be at Closing, as shown in Part B of Exhibit 5;

Estimated Inter-Company Non-Trading Receivables means the estimates of what the Inter-Company Non-Trading Receivables owed to any Target Company will be at Closing, as shown in Part B of Exhibit 5;

Euro LIBOR means the London Interbank Offer Rate denominated in euros on the first business banking day of the relevant month in which payment of a sum payable under this Agreement was due but not paid;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into US$ on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC as at the close of business in London on such date;

Excluded Assets means, in relation to the Business, those properties, rights and assets relating to the Business described in Part B of Schedule 2;

Excluded Business Debt means, in relation to the Business Seller, the Financial Debt of the Business Seller; and, for the avoidance of doubt, Excluded Business Debt shall not include any Inter Company Trading Debt, any Trade Creditors or any other items to be treated as creditors in Working Capital;

Excluded Contracts means the contracts described in Part C of Schedule 2;

Excluded Liabilities means the Liabilities described in Part D of Schedule 2;

Executive Bonus Scheme means the Executive Bonus Scheme operated by the Target Companies and the Business Seller pursuant to which certain Employees are eligible for a bonus payment subject to achieving target criteria in accordance with the terms of the scheme;

Exhibits means exhibits 1 to 6 to this Agreement, and Exhibit shall be construed accordingly;

External Debt means, in relation to each Target Company, the aggregate of the Financial Debt owed by that Target Company (as shown by the books of that Target Company) as at Closing (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Sellers’ Group; for the avoidance of doubt, neither Inter-Company Non-Trading Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital constitute External Debt;

Final Business Price has the meaning given in clause 2.3;

Final Share Price has the meaning given in clause 2.2;

Financial Adjustments means any adjustment(s) required in accordance with Part D of Schedule 12;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

French Amended and Restated Agreement has the meaning given in clause 37;

GIT Insurance has the meaning given in clause 12.2;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union and the European Commission;

group relief has the meaning given in the Tax Covenant;

Initial Cash Price means the cash price payable on Closing under clause 2.4;

Initial Business Price has the meaning given in clause 2.4(b);

Initial Share Price has the meaning given in clause 2.4(a);

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Inter-Company Assurances means all guarantees of any nature given to a Target Company by a member of the Sellers’ Group;

Inter-Company Non-Trading Debt means Inter-Company Non-Trading Payables and Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means, in relation to each Target Company, any amounts owed as at Closing by that Target Company to (i) any member of the Sellers’ Group or (ii) any other Target Company which is not in the same Target Sub-Group as that Target Company (which are neither Inter-Company Trading Debt nor amounts in respect of tax or group relief), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Non-Trading Receivables means, in relation to each Target Company, any amounts owed as at Closing to that Target company by (i) any member of the Sellers’ Group or (ii) any other Target Company which is not in the same Target Sub-Group as that Target Company (which are neither Inter-Company Trading Debt nor amounts in respect of tax or group relief), together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between (i) any member of the Sellers’ Group and any Target Company; or (ii) the Business Seller and any member of the Sellers’ Group, as at Closing in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)                                  includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)                                 excludes amounts due in respect of matters which would in the ordinary course of the business of the Target Companies or the Business remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax or group relief);

Interest Rate means Euribor plus 4 per cent.;

IT Systems means the information and communications technologies used by the Target Companies and, in relation to the Business, the Business Seller;

Key Managers means those employees of the Target Companies or the Business whose names are set out in Exhibit 6;

Last Accounts means, in relation to any Target Company or the Business Seller, the Accounts of that entity in respect of its financial year ended on the Last Accounts Date, as set out in the Data Room;

Last Accounts Date means 31 December 2005;

Liabilities means all liabilities, costs, losses, fees, penalties and expenses, including all reasonably incurred legal and other professional fees and costs;

Licence Agreements means the licence agreements relating to the Promove Europe System in the Agreed Form between SIRVA Belgium NV and each of (1) Team Relocations NV, (2) Transeuro Desbordes Worldwide Relocations S.A.S. and SIRVA France, (3) Allied Arthur Pierre SA, (4) Team Relocations BV and Allied Varekamp BV, and (5) Team Relocations AG and SIRVA SA and each of the Target Companies incorporated or with a branch in Hungary, Poland, the Czech Republic or Russia;

Local Statutory Accounts Reconciliation Statement means the reconciliation statement contained in the Data Room under “Corporate Documents”, “Corporate Finance”, sub-folder 4.30;

Management Accounts means the unaudited monthly management accounts during the period commencing on the Last Accounts Date and ending on the Management Accounts Date, as disclosed in the Data Room under “Corporate Documents”, “Corporate Finance”, folder 4.31;

Management Accounts Date means 31 December 2006;

Non-Exclusive Information means information in the possession of members of the Sellers’ Group which does not relate exclusively or predominantly to the businesses of the Target Companies or the Business;

New ARA Proposal has the meaning given in clause 16.3;

Non-Tax Claim means a Claim other than a Tax Claim;

Original Agreement has the meaning given in clause 37;

Original Parties has the meaning given in clause 37;

Owned IP means the Intellectual Property Rights owned by the Target Companies the Intellectual Property Rights owned by the Business Seller and used in relation to the business of the Target Companies and/or the Business.  The registered Owned IP is listed in Exhibit 3;

Outstanding External Debt has the meaning given in clause 14.4;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Preferred Representative Agreements means the preferred representative agreements in the Agreed Form to be entered into by (i) Allied Van Lines, Inc.; (ii) certain members of the Purchasers’ Group; and (iii) each of the Target Companies incorporated in Denmark, Norway and Sweden;

Pre-sale Restructuring means the steps to be undertaken by members of the Sellers’ Group and the Target Companies prior to Closing as set out in the Pre-sale Restructuring Memorandum in the Agreed Form;

Properties means the Business Properties and the Target Companies’ Properties short particulars of which are set out in Exhibit 4;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Purchaser Obligation means any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchaser to the Sellers under this Agreement;

Purchasers’ Bank Account means the Purchaser’s bank account at ING Bank DK Rotterdam, Weena 501, 3013 AL Rotterdam; account name Transeuro Amertrans International Holdings B.V.; account number 65.80.00.683; IBAN: NL27 INGB 0658 0006 83; BIC: INGBNL2A (and/or such other account(s) as the Sellers and Purchasers may agree in writing);

Purchasers’ Group means the Purchaser and its Affiliates from time to time;

Purchasers’ Representative has the meaning given in clause 24.3;

Recipient has the meaning given in clause 11.5(a);

Records has the meaning given in clause 15.1;

Reduced Shares has the meaning given in clause 2.8(a);

Reduced Shares Seller has the meaning given in clause 2.8(b);

Reference Time means 0.01 a.m. on 31 March 2007;

Relevant Investigations means: (i) the investigation by the European Commission in Case COMP/38.543 International Removal Services into certain activities by the Business Seller; (ii) the investigation by the Direction Générale de la Concurrence in Affaire No 04/0093F — Déménageurs into certain activities by the Target Company incorporated in France; (iii) the investigation by the European Commission in Case COMP/38.841 PO Related Services; (iv) any investigation by the Belgian competition authorities into the activities currently being investigated by the European Commission in Case COMP/38.543 International Removal Services; and (v) any other regulatory investigation by a Governmental Entity into the activities of any Target Company or the Business Seller prior to Closing that are similar or related to the activities referred to in (i) to (iv) above;

relief has the meaning given in the Tax Covenant;

Representatives has the meaning given in clause 20.1;

Rest of Continental Europe means Austria, Bulgaria, Cyprus (Greek section), Estonia, Finland, Greece, Ireland, Italy, Latvia, Lithuania, Malta, Portugal, Romania, Slovakia, Slovenia and Spain;

Sale Bonus has the meaning given in clause 8.1;

Sanction Date has the meaning given in clause 5.3;

Sellers’ Group means the Sellers and their Affiliates from time to time but excluding the Target Companies;

Sellers’ Group Sanction has the meaning given in clause 5.4;

Seller Group Policies has the meaning given in clause 12.3;

Seller Obligation means any warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Sellers to the Purchaser under this Agreement;

Sellers’ Bank Account means in the case of:

(a)           North American International Holding Corporation:

Bank Name:

Bank Address:

Routing Number:

Beneficiary:

Account Number:

SWIFT address:

Reference:

(b)           SIRVA Holdings Limited:

Bank Name:

Sort Code:

Bank Address:

SWIFT Code:

Beneficiary:
Account Number:

IBAN Number:

Reference:

(c)	Pierre Finance Nederland Renting BV:

Bank Name:

Bank Address:

SWIFT/BIC Code:

Beneficiary:

Bank Account — IBAN:

Reference:

(d)	Allied Arthur Pierre NV:

Bank Name:

SWIFT/BIC Code:

Beneficiary:

Account number:

Bank Account — IBAN:

Reference:

and/or, in each case, such other account(s) as the Sellers and Purchasers may agree in writing;

Sellers’ Representative has the meaning given in clause 24.3;

Set of Shares means, in relation to each Share Seller, the shares comprising the issued share capital of any particular Target Company which are to be sold by that Share Seller under this Agreement;

Share Purchaser’s Bank Account means the Share Purchaser’s bank account at ING Bank DK Rotterdam, Weena 501, 3013 AL Rotterdam; account name Transeuro Amertrans International Holdings B.V.; account number 65.80.00.683; IBAN: NL27 INGB 0658 0006 83; BIC: INGBNL2A (and/or such other account(s) as the Sellers and Purchasers may agree in writing);

Shares means the shares comprising the entire issued share capital of each of the Target Companies set out opposite the names of the Share Sellers in column 2 of Part A of Schedule 1;

SIRVA France has the meaning given in clause 5.5;

Specific Accounting Treatments has the meaning given in Part A of Schedule 12;

Stock means packaging materials and crates;

Subsidiaries means the companies details of which are set out in Exhibit 2 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Summary Policies has the meaning given in paragraph 1(b) of Part A of Schedule 12;

Supplier has the meaning given in clause 11.5;

Surviving Provisions means clauses 19 (Announcements), 20 (Confidentiality), 21 (Assignment), 23 (Costs), 24 (Notices), 25 (Conflict with other Agreements), 26 (Whole Agreement), 27 (Waivers, Rights and Remedies), 29 (Variations), 30 (Invalidity), 31 (No Third Party Enforcement Rights), 32 (Governing Law and Jurisdiction), and Schedule 13 (Definitions and Interpretation);

Target Business Working Capital means the estimate of what the Working Capital attributable to the Business will be, as shown in Part A of Exhibit 5;

Target Companies means (i) the companies the Shares of which are listed in column 2 of Part A of Schedule 1 and details of which are set out in Exhibit 2 and (ii) the Subsidiaries, and Target Company means any of them;

Target Companies’ Properties means the freehold and leasehold properties of the Target Companies short particulars of which are set out in Part A of Exhibit 4 and Target Company’s Property shall be read and construed accordingly;

Target Company Sanction has the meaning given in clause 5.3;

Target Country Working Capital means, in relation to each jurisdiction in which one or more Target Companies are incorporated, the estimate of what the Working Capital attributable to all Target Companies incorporated in that jurisdiction will be, as shown in Part A of Exhibit 5;

Target Sub-Group means, in relation to any Shares listed in column 2 of Part A of Schedule 1, the Target Company whose Shares they comprise (and whose name is set out in that column) and all Subsidiaries which are subsidiaries of that Target Company at Closing;

tax and taxation have the meanings given in the Tax Covenant;

tax authority has the meaning given in the Tax Covenant;

Tax Claim means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

Tax Covenant means the covenant relating to tax set out in Part B of Schedule 10;

Tax Warranties means the warranties set out in Part A of Schedule 10;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a Target Company in respect of any obligation of a member of the Sellers’ Group; and/or (as the context may require), (ii) to a third party by a member of the Sellers’ Group (or on its behalf or for its benefit) in respect of any obligation of a Target Company or in respect of any Business Contract or in respect of the contract referred to in paragraph (a) of Part C of Schedule 2 (and, for the avoidance of doubt, including any guarantees, indemnities, counter-indemnities and letters of comfort of any nature given by Fortis Bank pursuant to or in accordance with the contract referred to in paragraph (a) of Part C of Schedule 2);

Third Party Consent has the meaning given in clause 10.5;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Trade Creditors means amounts payable at Closing in respect of trade creditors by a Target Company or by the Business Seller in connection with the Business (including, in any case, any Inter-Company Trading Debt, customers’ prepayments and trade bills payable) and Capital Creditors (for this purpose, Capital Creditors means liabilities and accruals for work done in relation to capital expenditure projects to the extent that they have not been paid prior to Closing (based upon evidence such as invoices, evidence of work certified, quantity surveyor reports, licences, hours worked by contractors and staff or other substantive evidence of purchase, replacement, repair, refurbishment, improvement or addition));

Trade Debtors means amounts receivable at Closing in respect of trade debtors by a Target Company or by the Business Seller in connection with the Business (including, any Inter-Company Trading Debt, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Transaction Documents means this Agreement, the Licence Agreement, the Disclosure Letter, the ARAs, the Transitional Services Agreement and any document in Agreed Form;

Transitional Services Agreement means the transitional services agreement in the Agreed Form to be entered into by NAIHC, Pierre Finance, SIRVA Belgium and the Share Purchaser at Closing;

US GAAP means all generally accepted accounting principles as issued or adopted by the financial accounting standards board in the United States and extant as at Closing;

VAT means value added tax and any similar sales or turnover tax;

Warranties means the warranties given pursuant to clause 5 and set out in Schedule 2 and the Tax Warranties;

Working Capital means, in relation to each Target Company and the Business, the working capital of that Target Company and the Business Seller as at the Closing Date comprising each of the line items set out in Part D of Exhibit 5 and no others; for the avoidance of doubt Working Capital includes all Trade Creditors, all Inter-Company Trading Debt paid pursuant to paragraph 1 of Schedule 11 and all Trade Debtors;

Working Capital Calculation Table means the table set out at (III) of Part D of Exhibit 5; and

Working Hours means 9.30 am to 5.30 pm in the relevant location on a Business Day.

2.     Interpretation. In this Agreement, unless the context otherwise requires:

(a)                                  references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)                                  references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)                                 references to US$ or $ are references to the lawful currency from time to time of the United States of America;

(e)                                  pounds, sterling or £ are references to the lawful currency from time to time of the United Kingdom;

(f)                                    euro or € are references to the lawful currency of the member states of the European Union which are from time to time participating in the Third Stage of the European Economic and Monetary Union of the Treaty Establishing the European Community;

(g)                                 for the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be deemed to be an amount in US$ translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 5);

(h)                                 any statement in this Agreement qualified by the expression so far as the Sellers are aware or to the best of the Sellers’ knowledge or any similar expression shall mean the actual knowledge of (but only of) John Dupuy, Brad McCarthy, Eric Machiels and Dave Farkas, in each case after such person having made reasonable enquiry;

(i)                                     a fact, matter, event or circumstance is treated as Disclosed for the purposes of this Agreement to the extent that it is fairly disclosed by this Agreement, any other Transaction Document, the Disclosure Letter or any document in the Data Room; and

(j)                                     any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.     Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

4.     Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNATURE

This Agreement is signed as a DEED by duly authorised representatives of the parties:

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

NORTH AMERICAN INTERNATIONAL

HOLDING CORPORATION,

a company incorporated in

Delaware

by

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

NORTH AMERICAN INTERNATIONAL HOLDING CORPORATION

	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ KEVIN PICKFORD /s/ JOHN DUPUY

EXECUTED AND DELIVERED as a DEED by SIRVA HOLDINGS LIMITED acting by two directors/a director and the secretary	) ) ) ) )	/s/ KEVIN PICKFORD /s/ GARY GREASBY

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

PIERRE FINANCE NEDERLANDS

RENTING BV

a company incorporated in

The Netherlands

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

PIERRE FINANCE NEDERLANDS

RENTING BV

	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ KEVIN PICKFORD /s/ STEPHEN BOYD

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

ALLIED ARTHUR

PIERRE NV

a company incorporated in

Belgium

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

ALLIED ARTHUR

PIERRE NV

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ KEVIN PICKFORD

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

SIRVA WORLDWIDE, INC

a company incorporated in

Delaware

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

SIRVA WORLDWIDE, INC

) ) ) ) ) ) ) ) ) ) )	/s/ KEVIN PICKFORD /s/ JOHN DUPUY

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

TRANSEURO AMERTRANS

INTERNATIONAL HOLDINGS BV

a company incorporated in

the Netherlands

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

TRANSEURO AMERTRANS

INTERNATIONAL HOLDINGS BV

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ YOGESH MEHTA

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

SMIT MATRIX BV

a company incorporated in

Belgium

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

SMIT MATRIX BV

) ) ) ) ) ) ) ) ) ) )	/s/ LUC OSTENDORP

DULY EXECUTED AND DELIVERED

as a DEED on behalf of

ZENIC INTERNATIONAL

HOLDINGS LIMITED

a company incorporated in

the British Virgin Islands

by ____________________________

being a person who

in accordance with the laws of that

territory, is acting under the

authority of

ZENIC INTERNATIONAL

HOLDINGS LIMITED

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ MARTIN TUPPER /s/ NICOLA BENNET